AGREEMENT AND PLAN OF MERGER,

DATED AS OF MARCH 25, 2003,

BY AND AMONG

DHL WORLDWIDE EXPRESS B.V.,

ATLANTIS ACQUISITION CORPORATION

AND

AIRBORNE, INC.

i

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS:

Exhibit A	—	Form of ACMI Agreement
Exhibit B	—	Form of Employee Matters Agreement
Exhibit C	—	Form of Global Transportation Agreement
Exhibit D	—	Form of Guarantee
Exhibit E	—	Form of Hub and Line-Haul Services Agreement
Exhibit F1	—	Form of First Promissory Note
Exhibit F2	—	Form of Second Promissory Note
Exhibit G	—	Form of Separation Agreement
Exhibit H	—	Form of Tax Sharing Agreement
Exhibit I	—	Form of Transition Services Agreement
Exhibit J	—	Form of Amended and Restated Lease for Wilmington Air Park
Exhibit K	—	Form of Wilmington Air Park Assignment and Assumption Agreement
Exhibit L	—	Form of Wilmington Air Park SubLease
Exhibit M	—	Form of Certificate of Incorporation of Airco
Exhibit N	—	Form of Bylaws of Airco

SCHEDULES:

Schedule 3.1	—	Airborne Entities
Schedule 3.2	—	Authorizations
Schedule 3.3	—	Capitalization and Share Ownership
Schedule 3.4	—	Indebtedness and Capital Lease Obligations
Schedule 3.5(a)	—	Governmental Authorizations
Schedule 3.5(b)	—	Noncontravention
Schedule 3.6	—	SEC Filings
Schedule 3.7(b)	—	Undisclosed Liabilities
Schedule 3.8(a)	—	Material Adverse Effects
Schedule 3.8(c)	—	Certain Changes Requiring Consent
Schedule 3.8(d)	—	Certain Changes Involving Airborne Employees
Schedule 3.11	—	Litigation
Schedule 3.12	—	Employment Matters
Schedule 3.13(a)	—	Tax Matters
Schedule 3.13(b)	—	Tax Deficiencies
Schedule 3.14(a)	—	Owned Real Property
Schedule 3.14(b)	—	Leased Real Property
Schedule 3.14(d)	—	Real Estate Matters
Schedule 3.15	—	Environmental Matters
Schedule 3.16	—	Insurance
Schedule 3.17(a)	—	Intellectual Property
Schedule 3.18(a)	—	Employee Benefits Plans
Schedule 3.18(b)	—	Benefit Plans Compliance
Schedule 3.18(c)	—	Retiree Welfare
Schedule 3.18(d)	—	Pension Funding
Schedule 3.18(e)	—	Multiemployer Plans
Schedule 3.18(f)	—	Claims and Audits
Schedule 3.18(g)	—	Accelerated Payments; Enhanced Benefits
Schedule 3.18(h)	—	Non-U.S. Plans

Schedule 3.19	—	Material Contracts
Schedule 3.21	—	Affiliate Transactions
Schedule 3.25(a)	—	Aircraft
Schedule 3.25(b)	—	Aircraft Leases
Schedule 4.4(a)	—	Governmental Authorizations
Schedule 4.5	—	Litigation
Schedule 5.1	—	Exceptions to Airborne’s Negative Covenants
Schedule 5.24	—	Airco Balance Sheet
Schedule 6.5	—	Governmental Consents
Schedule 7.1	—	Third Party Consents

v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of March 25, 2003, by and among DHL WORLDWIDE EXPRESS B.V., a company organized and existing under the laws of the Netherlands (“DHL”), ATLANTIS ACQUISITION CORPORATION, a Delaware corporation and an indirect wholly owned Subsidiary (as defined herein) of DHL (“Acquisition”) and AIRBORNE, INC., a Delaware corporation (“Airborne” and, together with DHL and Acquisition, the “Parties”).

RECITALS

WHEREAS, DHL has caused its wholly owned Subsidiary, DHL Holdings (USA), Inc., a Delaware corporation, to incorporate Acquisition as a wholly owned Subsidiary.

WHEREAS, subject to the terms and conditions set forth herein, prior to the Effective Time (as defined herein), Airborne shall effect the transactions contemplated by the Separation Agreement (as defined herein) and certain other agreements identified therein (such transactions, the “Separation”), in each case pursuant to and in accordance with the terms of such agreements.

WHEREAS, the boards of directors of DHL, Acquisition and Airborne each have approved this Agreement and have determined that it is in the best interests of their respective stockholders for Acquisition to merge with and into Airborne, upon the terms and subject to the conditions of this Agreement, with Airborne being the Surviving Corporation (as defined herein) and becoming a wholly owned Subsidiary of DHL (the “Merger”) and with all of the issued and outstanding shares of Airco Common Stock (as defined herein) being held by the former holders of Airborne Common Stock (as defined herein).

WHEREAS, DHL, Acquisition and Airborne desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, DHL, Acquisition and Airborne hereby agree as follows:

ARTICLE I

DEFINITIONS

“Accounts Receivable Facility” means the Amended and Restated Receivables Purchase Agreement, dated as of August 8, 2001, by and among Airborne Credit, Inc., Airborne Express, Inc., Blue Ridge Asset Funding Corporation, Wachovia Bank and certain other investors named therein, as in effect on the date hereof.

“ACMI Agreement” means the ACMI Agreement by and between Airco and Airborne in the form of Exhibit A to this Agreement.

“Acquisition” is defined in the first paragraph of this Agreement.

“Acquisition Proposal” means any offer or proposal for: (i) a merger, consolidation, share exchange, business combination, reorganization, recapitalization or other similar transaction or series of related transactions involving Airborne or any of its Subsidiaries (other than the Merger or the Separation); (ii) any sale, lease, exchange, transfer or other disposition (including by way of merger, consolidation or exchange), in a single transaction or a series of related transactions, of the assets of Airborne or any of its Subsidiaries constituting twenty percent (20%) or more of the consolidated assets of Airborne or accounting for twenty percent (20%) or more of the consolidated revenues of Airborne (other than the Merger or the Separation); or (iii) any tender offer, exchange offer or other offer for, or acquisition or series of related acquisitions by any Person or group (within the meaning of Regulation 13D under the Securities Act) of beneficial ownership of, twenty percent (20%) or more of the outstanding Airborne Common Stock or of the common stock of any Subsidiary of Airborne.

“Action” means any action, complaint, petition, investigation, suit or other proceeding, whether administrative, civil or criminal, in law or in equity, or before any arbitrator or Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” is defined in the first paragraph of this Agreement.

“Airborne” is defined in the first paragraph of this Agreement.

“Airborne Board Recommendation” is defined in Section 3.22.

“Airborne Business” means the air express business to be performed by Airborne and its Subsidiaries and Affiliates after giving effect to the Separation.

“Airborne Certificate” is defined in Section 2.6(c).

“Airborne Common Stock” means the common stock, par value $1.00 per share, of Airborne.

“Airborne Employee” means any present or former director, employee or consultant of Airborne or any of its Subsidiaries.

“Airborne Option Plans” means the (i) 1989 Airborne Key Employee Stock Option and Stock Appreciation Rights Plan, (ii) 1994 Airborne Key Employee Stock Option and Stock Appreciation Rights Plan, (iii) Airborne Freight Corporation 1998 Key Employee Stock Option Plan, (iv) Airborne Freight Corporation Directors Stock Option Plan, (v) Airborne Freight Corporation 2000 Director Stock Option Plan, and (vi) Airborne, Inc. 2002 Executive Stock Option Plan.

“Airborne Rights Agreement” means the Rights Agreement, dated as of February 14, 1997, by and between Airborne and The Bank of New York, as Rights Agent.

“Airborne SEC Reports” is defined in Section 3.6(a).

“Airborne Stockholders’ Approval” is defined in Section 3.24.

“Airborne Stockholders’ Meeting” is defined in Section 5.4(a).

“Airborne Stock Issuance Rights” is defined in Section 3.3(a).

“Airborne Stock Options” is defined in Section 2.9(a).

“Airco” means ABX Air, Inc., a Delaware corporation and a wholly owned Subsidiary of Airborne.

“Airco Assets” shall have the meaning ascribed to such term in the Separation Agreement.

“Airco Business” means the air cargo and air transportation services business to be performed by Airco after giving effect to the Separation pursuant to the ACMI Agreement and the Hub and Line-Haul Services Agreement.

“Airco Business Licenses” is defined in Section 3.9(b).

“Airco Common Stock” means the common stock, par value $0.01 per share, of Airco.

“Airco Option Plan” means the Option Plan, if any, to acquire shares of Airco Common Stock for employees of Airco in a form to be agreed by Airborne and Airco.

“Airco Rights Agreement” means the Preferred Stock Rights Agreement, by and between Airco and a Rights Agent, in the form Exhibit D to the Separation Agreement.

“Aircraft Leases” shall mean, collectively, (i) that certain Lease Agreement, dated as of August 21, 2001, between Wells Fargo Bank Northwest, National Association and Airco, and related agreements, (ii) that certain Aircraft Lease Agreement, dated as of July 31, 2001, between General Electric Capital Corporation and Airborne, and related agreements, (iii) that certain Aircraft Lease Agreement, dated as of July 31, 2001, between General Electric Capital Corporation and Airborne, and related agreements and (iv) that certain Aircraft Lease Agreement, dated October 31, 1996, between William J. Condren and Airborne, and related agreements.

“ALS Mortgage” means the Mortgage and Security Agreement between Advanced Logistic Services Inc, as mortgagor, and Northern Life Insurance Company, as mortgagee, dated as of August, 1995, and any promissory note issued in connection therewith.

“Alternative Consideration” is defined in Section 2.6(b).

“Benefit Plans” means “employee benefit plans” (within the meaning of ERISA Section 3(3), including Multiemployer Plans), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, loan, split-dollar and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), under which (i) any Airborne Employee has any present or future right to benefits sponsored, contributed to, entered into or maintained by Airborne or any member of its Controlled Group, or (ii) Airborne or any or its Subsidiaries has had or has any present or future liability (contingent or otherwise).

“Business Day” means any day other than a Saturday or Sunday or a day on which national banking institutions in the city of New York, New York are authorized or obligated by law or executive order to be closed.

“Cash Consideration” is defined in Section 2.6(b).

“Certificate of Merger” is defined in Section 2.2.

“Closing” is defined in Section 2.10.

“Closing Airco Balance Sheet” is defined in Section 5.24(a).

“Closing Date” is defined in Section 2.10.

“Code” means the Internal Revenue Code of 1986, as amended, and as the context requires, the Treasury regulations promulgated thereunder.

“Communication Guidelines” is defined in Section 5.17.

“Confidentiality Agreement” is defined in Section 5.5(a).

“Controlled Group” means a controlled group of organizations within the meaning of Code Sections 414(b), (c), (m) or (o).

“Convertible Senior Notes” means the convertible senior notes issued under the Convertible Senior Notes Indenture.

“Convertible Senior Notes Indenture” means the Indenture, dated as of March 25, 2002, by and among Airborne, The Bank of New York and certain investors, as in effect on the date hereof.

“DGCL” means the Delaware General Corporation Law.

“DHL” is defined in the first paragraph of this Agreement.

“Dissenting Shares” is defined in Section 2.7.

“DOJ” means the United States Department of Justice.

“DOT” means the United States Department of Transportation.

“DOT Approval” means notification by the DOT that Airco will, after the Effective Time, be a United States Citizen and be fit, willing and able, within the meaning of the DOT’s rules, regulations and precedents, to engage in air transportation services, with the rights and obligations contemplated in the Transaction Agreements (as the same may be modified in accordance with the terms hereof and thereof).

“D&O Insurance” is defined in Section 5.10(b).

“Effective Date” is defined in Section 2.2.

“Effective Time” is defined in Section 2.2.

“Employee Matters Agreement” means the Employee Matters Agreement by and between Airborne and Airco in the form of Exhibit B to this Agreement.

“End Date” is defined in Section 9.1(b).

“Environmental Claim” means any written notice, claim, demand, action, suit, complaint, proceeding, request for information or other communication by (i) any Governmental Authority or (ii) any lessor of any leased property in response to any such written notice, demand, or other communication by any Governmental Authority, in either case alleging liability or potential liability (including liability or potential liability or investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) of Airborne or its Subsidiaries arising out of, based on or resulting from (A) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, whether or not owned, leased or operated by Airborne or any of its Subsidiaries or (B) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit.

“Environmental Laws” means any and all applicable foreign, federal, state and local statutes, rules, regulations, ordinances, orders, decrees and other laws relating to contamination, pollution or protection of human health or the environment.

“Environmental Permits” means all permits, licenses, registrations and other governmental authorizations required under Environmental Laws for Airborne and its Subsidiaries to conduct their operations and businesses.

“ERISA” means the Employee Retirement Security Act of 1974, as amended, and, as the context requires, any rules or regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations of the SEC promulgated thereunder.

“Estimated Closing Balance Sheet” is defined in Section 5.24(b).

“Exchange Agent” is defined in Section 2.8(a).

“Exchange Fund” is defined in Section 2.8(b).

“Exchange Shares” is defined in Section 2.8(c).

“Exchange Shares Certificates” is defined in Section 2.8(c).

“Excluded Shares” is defined in Section 2.6(a).

“FAA” means the United States Federal Aviation Administration.

“Final” means an Action (i) which shall not have been reversed, stayed, enjoined, set aside, annulled or suspended, (ii) with respect to which no timely request for stay, petition for rehearing, appeal or certiorari or sua sponte action of the Governmental Authority with comparable effect shall be pending and (iii) as to which the time for filing any such request, petition, appeal, certiorari or for the taking of any such sua sponte action by the Governmental Authority has expired.

“First Promissory Note” means the Promissory Note to be issued by Airco in favor of DHL Holdings (USA), Inc. in connection with the Separation in the form of Exhibit F1 to this Agreement.

“Foreign Benefit Plan” means a Benefit Plan that is maintained outside the jurisdiction of the United States, or that covers only employees residing or working outside the United States.

“FTC” means the United States Federal Trade Commission.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board.

“Global Transportation Agreement” means the Global Transportation Agreement by and between Airborne and DHL in the form of Exhibit C to this Agreement.

“Governmental Authority” means any foreign, federal, state, provincial or local government or any agency, authority, subdivision or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board, or any quasi-governmental or private body exercising any regulatory, taxing, inspecting or other governmental authority.

“Guaranties” means the guaranties of Airborne’s obligations under the ACMI Agreement and the Hub and Line-Haul Services Agreement to be entered into by DHL Holdings (USA), Inc. in the form of Exhibit D to this Agreement.

“Hazardous Materials” means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, asbestos and asbestos-containing materials, pollutants and contaminants regulated pursuant to or forming the basis of liability under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time, and the rules and regulations promulgated thereunder.

“Hub and Line-Haul Services Agreement” means the Hub and Line-Haul Services Agreement by and between Airco and Airborne in the form of Exhibit E to this Agreement.

“Indebtedness” means (i) indebtedness for borrowed money or for the deferred purchase price of property or services (but excluding trade payables and receivables in the ordinary course of business consistent with past practice), including indebtedness evidenced by a note, bond, debenture or similar instrument, including the Convertible Senior Notes, and any guarantees or keep-well obligations or other contingent obligations in respect thereof, (ii) obligations to pay rent or other amounts under any lease of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet under GAAP, but excluding leases of capital equipment entered into in the ordinary course of business not deemed material under GAAP in Airborne’s financial statements, in each case consistent with past practice, (iii) obligations in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such Person, (iv) liabilities under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other hedging agreements or arrangements, other than fuel price hedging arrangements entered into in the ordinary course consistent with past practice and (v) transactions under the Accounts Receivable Facility.

“Indemnified Parties” is defined in Section 5.10(a).

“Independent Accountants” is defined in Section 5.24(c).

“Intellectual Property” is defined in Section 3.17(a).

“Investment Interests” is defined in Section 3.1(a).

“Knowledge” means the actual knowledge, after reasonable inquiry, of Airborne’s Chief Executive Officer, Chief Financial Officer, General Counsel and Vice President, Field Services, Engineering and Cartage Administration, and of the President and Chief Operating Officer and Secretary of Airco.

“Leased Real Property” is defined in Section 3.14(b).

“Legal Prohibition” is defined in Section 9.1(b)(ii).

“Legal Requirement” means any statute, ordinance, code, law, rule, regulation, order or other requirement, standard or procedure enacted, adopted or applied by any Governmental Authority (including judicial decisions applying common law or interpreting any other Legal Requirement) applicable to a Person, its business and its operations, including all applicable operating certificates, Airworthiness Directives, Federal Aviation Regulations, DOT regulations, common carrier obligations and other applicable licensing requirements.

“Licenses” is defined in Section 3.9(a).

“Liens” means any, with respect to any property or asset, mortgage, easement, lien, pledge (including any negative pledge), security interest or other encumbrance of any nature whatsoever in respect of such property or asset.

“Material Adverse Effect” means any changes, effects or circumstances, taken as a whole, that:

(i)    are materially adverse to the assets, liabilities, business, results of operations or condition (financial or otherwise) of Airborne and its Subsidiaries, taken as a whole; or

(ii)    materially impair the validity or enforceability of the Transaction Agreements against Airborne or Airco or any of their respective Subsidiaries that are a party thereto or materially adversely affect or delay Airborne’s or Airco’s ability to consummate the transactions contemplated hereby or perform their respective obligations under any of the Transaction Agreements;

provided, however, that the term “Material Adverse Effect” shall not include any change, effect or circumstance:

(A)	arising from general economic, market or political conditions or changes generally applicable to the industries and markets in which Airborne operates, including increases in fuel costs, so long as Airborne and its Subsidiaries are not materially disproportionately affected thereby by comparison to others in the industry;

(B)	arising from changes generally applicable to the financial or securities markets;

(C)	arising from any change in Legal Requirements after the date hereof;

(D)	arising from the announcement of the execution of this Agreement or the prospective consummation of the transactions contemplated by the Transaction Agreements, including any deterioration or adverse impact with respect to earnings performance, stock price, labor relations and customer defections arising therefrom; or

(E)	arising from the failure of Airco to obtain any approvals or consents from the DOT that it requires in order to hold any air carrier certificates, or the failure of the Surviving Corporation to have obtained a foreign freight forwarder license, at the Effective Time or after the consummation of the transactions contemplated by the Transaction Agreements.

“Material Contracts” is defined in Section 3.19.

“Maximum Premium Amount” is defined in Section 5.10(b).

“Merger” is defined in the Recitals to this Agreement.

“Merger Consideration” is defined in Section 2.6(b).

“Monthly Balance Sheet” is defined in Section 5.24(a).

“Monthly Statements” is defined in Section 5.7.

“Multiemployer Plan” means a multiemployer plan, as defined in ERISA Section 3(37).

“Non-U.S. Merger Control Laws” is defined in Section 3.5(a).

“Offering Materials” is defined in Section 5.11(a).

“Owned Real Property” is defined in Section 3.14(a).

“Parties” is defined in the first paragraph of this Agreement.

“Permitted Liens” means (i) zoning restrictions, easements, rights-of-way or other restrictions on the use of the Real Property (provided that such liens and restrictions were incurred either prior to the time Airborne or any of its Subsidiaries acquired an interest in the Real Property or in the ordinary course of business consistent with past practice and do not, individually or in the aggregate, materially interfere with the use of such Real Property or Airborne’s or its Subsidiaries’ operation of their respective business as currently operated), (ii) pledges or deposits by Airborne or any of its Subsidiaries under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or deposits or cash or United States government bonds to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case incurred or made in the ordinary course of business consistent with past practice, (iii) liens imposed by law, including carriers’, warehousemen’s, landlords’ and mechanics’ liens, in each case incurred in the ordinary course of business consistent with past practice for sums not yet due or being contested in good faith by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (iv) liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (v) liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of Airborne or any of its Subsidiaries in the ordinary course of its business, (vi) liens set forth on Schedule 3.4 from the existing Indebtedness of Airborne or its Subsidiaries, in each case as security for such Indebtedness and so long as there is no default under such Indebtedness except as set forth on Schedule 3.4 or Schedule 3.19, and (vii) the lien of the JPMorgan Chase Bank (f/k/a the Chase Manhattan Bank, N.A.) on the Wilmington Air Park with respect to the industrial development revenue bonds issued for development of such facility pursuant to a certain Reimbursement and Security Agreement, dated as of December 1, 1994, by and among Wilmington Air Park, Inc., Airborne and Wachovia Bank of Georgia, N.A., relating to $13.2 million Tax Exempt Adjustable Mode Airport Facilities Refunding Revenue Bonds, Series 1991 (Wilmington Air Park, Inc. Project), as in effect on the date hereof, as security for the Indebtedness represented by such industrial development revenue bonds and so long as there is no default under such bonds.

“Person” means a natural person, corporation, partnership, limited partnership, limited liability company, trust or unincorporated organization or similar entity, or a Governmental Authority.

“Preferred Stock” is defined in Section 3.3(a).

“Pro Forma Balance Sheet” is defined in Section 5.24(a).

“Prohibited Action” is defined in Section 5.5(c).

“Promissory Notes” means the First Promissory Note and the Second Promissory Note, if any.

“Proxy Statement” means the proxy statement/prospectus to be distributed to the stockholders of Airborne in connection with the Merger and the other transactions contemplated by this Agreement and the other Transaction Agreements, including any preliminary proxy statement, definitive proxy statement or supplement or amendment thereto, in each case filed with the SEC in accordance with the terms and provisions of this Agreement. If any shares of Airco are to be issued as part of the Merger Consideration, the Proxy Statement shall constitute a part of the Registration Statement.

“Real Property” is defined in Section 3.14(b).

“Registration Statement” means the Registration Statement on Form S-4, including the Proxy Statement, to be filed by Airborne with the SEC to effect the registration under the Securities Act of the shares of Airco Common Stock to be issued to holders of Airborne Common Stock pursuant to the Merger, if any, including any supplements or amendments thereto.

“Remedial Actions” is defined in Section 5.12(d).

“Representatives” is defined in Section 5.5(a).

“Rule 145 Affiliate” is defined in Section 5.16.

“Rule 145 Affiliate Agreement” is defined in Section 5.16.

“SEC” means the United States Securities and Exchange Commission.

“Second Promissory Note” means the Promissory Note to be issued by Airco in favor of DHL Holdings (USA), Inc. in connection with the Separation in the form of Exhibit F2 to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facility” means the $275,000,000 Amended and Restated Credit Agreement, dated as of June 29, 2001, as amended by the First Amendment to the Amended and Restated Credit Agreement, dated as of March 14, 2002, by and among Airborne, Airborne Express, Airco, Wachovia Bank and the lenders named therein, as in effect on the date hereof.

“Separation” is defined in the Recitals to this Agreement.

“Separation Agreement” means the Master Separation Agreement by and between Airborne, Airco and Wilmington Air Park LLC in the form of Exhibit G to this Agreement.

“7.35% Notes” means the 7.35% Notes due September 15, 2005, issued under the 7.35% Notes Indenture.

“7.35% Notes Indenture” means the Indenture, dated as of December 15, 2002, by and among Airborne Express, Airco, Airborne Forwarding Corporation, Airborne FTZ, Inc. and Wilmington Air Park, Inc., and The Bank of New York, as amended or supplemented.

“Solvent” means that, as of the date of determination, such Person is “solvent” within the meaning given to that term under applicable laws relating to fraudulent transfers and conveyances.

“Stock Consideration” is defined in Section 2.6(b).

“Subsidiary” means (i) with respect to any Person, another Person (A) of which greater than fifty percent (50%) of the capital stock, voting securities, other ownership or equity interests having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or other entity (or, if there are no such voting interests, greater than fifty percent (50%) of the equity interests) are owned or controlled, directly or indirectly, by such first Person or (B) of which such first Person is a general partner or similar controlling member, and (ii) with respect to Airborne, includes those subsidiaries of Airborne which are set forth on Schedule 3.1 hereto. For the avoidance of doubt, Airco is a Subsidiary of Airborne and will be a Subsidiary of Airborne until the Effective Time, and will not be a Subsidiary of Airborne following the Effective Time.

“Superior Proposal” is defined in Section 5.5(a).

“Surviving Corporation” is defined in Section 2.1.

“Tax” or “Taxes” means all taxes, charges, fees, levies, charges, imposts, duties, withholdings or other assessments, including income, withholding, capital, excise, employment, occupancy, property, ad valorem, sales, transfer, recording, documentary, registration, motor vehicle, franchise, use and gross receipts taxes, imposed by the United States or any state, county, local or foreign government or any subdivision thereof. Such terms shall also include any interest, penalties, fines or additions attributable to such assessments.

“Tax Return” means any return, report, information return or other document (including any related or supporting information, any schedule or attachment thereto, and any amendment thereof) filed or required to be filed with any federal, foreign, state or local taxing authority in connection with the determination, assessment, collection, administration or imposition of any Taxes.

“Tax Sharing Agreement” means the Tax Sharing Agreement by and between Airborne and Airco in the form of Exhibit H to this Agreement.

“Termination Date” is defined in Section 9.1.

“Termination Fee” is defined in Section 9.3(b).

“Third Party” is defined in Section 5.5(a).

“Title 49” means Title 49 of the United States Code, as amended, which, among other things, recodified and replaced the U.S. Federal Aviation Act of 1958, as amended, and the regulations promulgated pursuant thereto, or any subsequent legislation that amends, supplements, or supersedes such provisions.

“Transaction Agreements” means this Agreement, the ACMI Agreement, the Employee Matters Agreement, the Guaranties, the Global Transportation Agreement, the Hub and Line-Haul Services Agreement, the Promissory Notes, the Separation Agreement, the Tax Sharing Agreement, the Transition Services Agreement and the W Leases.

“Transferred Assets” shall have the meaning ascribed to such term in the Separation Agreement.

“Transition Services Agreement” means the Transition Services Agreement by and between Airco and Airborne in the form of Exhibit I to this Agreement.

“United States Citizen” means any Person who is a citizen of the United States as defined in Section 40102(a)(15) of Title 49, as definitively interpreted by the DOT in applicable precedent.

“WARN” is defined in Section 3.12.

“W Amended Lease” means the Amended and Restated Lease for Wilmington Air Park, Clinton County, Ohio, by and between Wilmington Air Park, Inc. and Airco in the form of Exhibit J to this Agreement.

“W Assignment” means the Assignment and Assumption of Lessee’s Interest under the Lease for Wilmington Air Park, by and between Airco and Airborne in the form of Exhibit K to this Agreement.

“W Leases” means the W Amended Lease, the W Assignment and the W Sublease.

“W Sublease” means the Sublease for a portion of Wilmington Air Park, by and between Airborne and Airco in the form of Exhibit L to this Agreement.

ARTICLE II

THE MERGER

Section 2.1    The Merger.    Upon the terms and subject to the conditions of this Agreement, Acquisition shall be merged with and into Airborne in accordance with the DGCL, the separate corporate existence of Acquisition shall cease and Airborne shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). Upon the consummation of the Merger on the terms and conditions of this Agreement, the Surviving Corporation shall succeed to all the rights, assets, liabilities and obligations of Airborne and Acquisition in accordance with the provisions of the DGCL.

Section 2.2    Consummation of Merger.    At or as soon as practicable after the Closing, the Parties shall cause the Merger to be consummated by duly filing with the Secretary of State of Delaware a properly executed certificate of merger in accordance with the provisions of the DGCL. Such certificate of merger shall be referred to herein as the “Certificate of Merger.” In accordance with the DGCL and the terms of the Certificate of Merger, the Merger shall be effective at the time and date which is the date and time of the filing of the Certificate of Merger with the Secretary of State of Delaware or such other time and date as DHL and Airborne may agree and as shall be specified in the Certificate of Merger (such time and date being hereinafter referred to respectively as the “Effective Time” and the “Effective Date”).

Section 2.3    Effect of Merger.    The Merger shall have the effects set forth in this Article II and in Section 259 of the DGCL.

Section 2.4    Certificate of Incorporation and Bylaws.    The certificate of incorporation of Airborne, as in existence immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation from and after the Effective Time unless and until amended in accordance with its terms and as provided by law. The bylaws of Acquisition, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation from and after the Effective Time unless and until amended in accordance with their terms and the terms of the certificate of incorporation of the Surviving Corporation and as provided by law.

Section 2.5    Directors and Officers.    From and after the Effective Time, the initial directors and officers of the Surviving Corporation shall be the directors and officers of Acquisition. Such persons shall serve as directors or hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified.

Section 2.6    Effect on the Shares.    As of the Effective Time, by virtue of the Merger and without any action on the part of DHL, Acquisition, Airborne or the holder of any shares of Airborne Common Stock or any shares of common stock of Acquisition:

(a)    Cancellation and Conversion of Certain Stock.    Each share of Airborne Common Stock that immediately prior to the Effective Time is held by Airborne or any of its wholly owned Subsidiaries, as treasury stock or otherwise, or by DHL or any of its wholly owned Subsidiaries (collectively, the “Excluded Shares”) shall (i) in the case of shares of Airborne Common Stock held by Airborne, DHL or any wholly owned Subsidiary of DHL, automatically be canceled and retired and shall cease to exist and no cash, stock of Airco or other consideration shall be delivered in exchange therefor, and (ii) in the case of shares of Airborne Common Stock held by wholly owned Subsidiaries of Airborne, automatically be converted into one share of common stock of the Surviving Corporation following the Effective Time, and no cash, stock of Airco or other consideration shall be delivered in exchange therefor.

(b)    Conversion of Airborne Common Stock.    Subject to Section 2.7 and Section 5.12(d), each share of Airborne Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Excluded Shares) shall be converted into the right to receive either (i) both (x) $21.25 in cash payable to the holder thereof, without interest (the “Cash Consideration”), less any required withholding taxes, and (y) one (1) fully paid and nonassessable share of Airco Common Stock (the “Stock Consideration”) or (ii) in the circumstances contemplated by Section 5.12 and 6.3, or as the parties acting reasonably may otherwise mutually agree subsequent to the date the Proxy Statement is first mailed to stockholders of Airborne, $21.65 in cash payable to the holder thereof, without interest (the “Alternative Consideration”), less any required withholding taxes, in which case the Separation shall not occur and the condition set forth in Section 6.6 shall be deemed satisfied. For purposes of this Agreement, the “Merger Consideration” shall mean the Cash Consideration together with the Stock Consideration or the Alternative Consideration, as applicable.

(c)    Cancellation and Retirement of Airborne Common Stock.    As of the Effective Time, all issued and outstanding shares of Airborne Common Stock (other than Dissenting Shares, which shall be treated in accordance with Section 2.7, and Excluded Shares, which shall be canceled or remain outstanding in accordance with Section 2.6(a)) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate (each an “Airborne Certificate”) previously representing any such shares of Airborne Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon surrender of such Airborne Certificate in accordance with Section 2.8, the Merger Consideration into which the shares of Airborne Common Stock represented by such Airborne Certificate have been converted pursuant to this Section 2.6.

(d)    Cancellation and Retirement of Airco Common Stock.    Each share of Airco Common Stock or of any other equity security of Airco that immediately prior to the Effective Time is held by Airborne or any of its Subsidiaries, as treasury stock or otherwise, shall automatically be canceled and retired and shall cease to exist and no cash, stock of Airco or other consideration shall be delivered in exchange therefor.

(e)    Conversion of Stock of Acquisition.    Each share of common stock, par value $0.01 per share, of Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into one (1) share of common stock of the Surviving Corporation and shall, together with the shares of common stock of the Surviving Corporation, if any, held by its wholly owned Subsidiaries pursuant to Section 2.6(a), constitute the only issued and outstanding capital stock of the Surviving Corporation following the Effective Time.

Section 2.7    Dissenting Shares.    Notwithstanding any provision of this Agreement to the contrary, shares of Airborne Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders who have not voted in favor of the adoption of this Agreement and approval of the Merger or consented thereto in writing and who have properly exercised their right to dissent from the Merger in accordance with, and shall have complied with all other applicable requirements of, Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration at or after the Effective Time, but instead shall become the right to receive such consideration as may be determined to be due to the holder of such Dissenting Shares pursuant to the DGCL; provided, however, that any Dissenting Shares held by a holder who shall have failed to perfect or shall have effectively withdrawn or lost its right to appraisal and payment under Section 262 of the DGCL shall thereupon be deemed to have been converted into the right to receive the Merger Consideration, without interest thereon and less any required withholding taxes, and shall no longer be considered Dissenting Shares. Any holder of Dissenting Shares who becomes entitled to payment for such holder’s Airborne Common Stock pursuant to Section 262 of the DGCL shall receive payment therefor only from the Surviving Corporation. Airborne shall give DHL prompt notice of any demands received by Airborne for appraisal of shares, and DHL shall have the opportunity to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of DHL or as may otherwise be required by applicable law, Airborne shall not make any payment with respect to, or settle or offer to settle, any such demands.

Section	2.8 Exchange of Certificates.

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(a)    Exchange Agent.    Prior to the Closing Date, DHL shall appoint a bank or trust company (reasonably acceptable to Airborne) to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration.

(b)    Exchange Fund.    From time to time after the Effective Time, DHL will make available to the Exchange Agent cash in an amount and at times necessary to pay the Cash Consideration (the “Exchange Fund”) due upon the surrender of Airborne Certificates. The Exchange Fund shall not be used for any purpose other than the payment of the Cash Consideration and stockholders of Airborne shall not be entitled to receive interest on any funds in the Exchange Fund. DHL agrees to make available to the Exchange Agent from time to time, as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.9(b).

(c)    Exchange Shares.    Prior to or at the Effective Time, Airborne shall make available to the Exchange Agent, for the benefit of the holders of Airborne Common Stock immediately prior to the Effective Time, a certificate or certificates (the “Exchange Shares Certificates”) representing the shares of Airco Common Stock issuable pursuant to Section 2.6 in exchange for shares of Airborne Common Stock (such shares, the “Exchange Shares”). The Exchange Agent shall hold the shares of Airco Common Stock represented by the Exchange Shares Certificate on behalf of the holders of Airborne Common Stock immediately prior to the Effective Time and the shares of Airco Common Stock represented by the Exchange Shares Certificates shall not be transferred and the Exchange Agent shall not deliver any Exchange Shares to any Person (other than to Airco upon its request following the Termination Date). Prior to delivery to holders of Airborne Common Stock of Exchange Shares Certificates as set forth above, subject to any requirements of the DOT, the Exchange Agent shall vote any shares of Airco Common Stock held by it in the same proportion as all other holders of Airco Common Stock vote. Airco shall, and Airborne shall cause Airco to, agree pursuant to the Separation Agreement to make available for exchange hereunder from time to time after the Effective Time additional Exchange Shares to the extent the Exchange Shares held by the Exchange Agent are insufficient to pay the Stock Consideration, if any, due upon the surrender of Airborne Certificates.

(d)    Exchange Procedures.    As soon as reasonably practicable after the Effective Time, DHL and the Surviving Corporation will cause the Exchange Agent to send to each holder of record of Airborne Certificates whose shares were converted pursuant to Section 2.6 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Airborne Certificates shall pass, only upon delivery of the Airborne Certificates to the Exchange Agent and shall be in such form and have such other provisions as DHL and the Surviving Corporation and the Exchange Agent shall reasonably specify) and (ii) instructions for use in effecting the surrender of Airborne Certificates in exchange for the Merger Consideration. Upon surrender of an Airborne Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Airborne Certificate shall be entitled to receive in exchange therefor (A) a certificate representing that number of whole shares of Airco Common Stock which such holder has the right to receive pursuant to the provisions of Section 2.6, if any, and (B) a check in the amount (after giving effect to any required tax withholding) of the Cash Consideration that the holder is entitled to receive under Section 2.6, and the Airborne Certificate so surrendered shall immediately be canceled. No interest will be paid or accrued with respect to any Merger Consideration deliverable upon due surrender of the Airborne Certificates. In the event of a transfer of ownership of Airborne Common Stock that is not registered in the transfer records of Airborne, payment may be made to a transferee if, and only if, the Airborne Certificate representing such Airborne Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.8, each Airborne Certificate (other than Airborne Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time for all purposes to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Airborne Certificate pursuant to this Article II. In the case of Airborne Certificates representing Dissenting Shares, each Airborne Certificate representing Dissenting Shares shall be deemed at any time after the Effective Time for all purposes to represent only the right to receive the fair value of such Dissenting Shares pursuant to the DGCL.

(e)    No Further Ownership Rights in Airborne Common Stock; Transfer Books.    The payment of the Merger Consideration upon the surrender for exchange of shares of Airborne Common Stock in accordance with the terms hereof shall be deemed to have been issued and made in full satisfaction of all rights pertaining to such shares of Airborne Common Stock, and (except with respect to Dissenting Shares) following the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Airborne Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Airborne Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.8, subject to applicable law in the case of Airborne Certificates representing Dissenting Shares. From and after the Effective Time, holders of Airborne Certificates shall cease to have any rights as stockholders of Airborne, except as provided by law.

(f)    Lost, Stolen or Destroyed Certificates.    If any Airborne Certificates shall have been lost, stolen or destroyed, then payment shall be made in accordance with this Section 2.8 in exchange for such lost, stolen or destroyed Airborne Certificates, upon the delivery to the Exchange Agent of an affidavit of that fact by the Person claiming such Airborne Certificate to be lost, stolen or destroyed and an indemnity in form reasonably satisfactory to DHL (and, if required by DHL, the posting by such Person of a bond, in such reasonable amount as DHL may direct, as an indemnity) against any claim that may be made against the Exchange Agent or DHL or otherwise with respect to such Airborne Certificate.

(g)    Termination of Exchange Fund.    Any portion of the Exchange Fund made available to the Exchange Agent pursuant to this Section 2.8 that remains undistributed to holders of Airborne Certificates for one (1) year after the Effective Time shall be delivered by the Exchange Agent to DHL, upon demand, and any holders of Airborne Certificates who have not theretofore complied with this Section 2.8 shall thereafter only look to DHL for payment of the Cash Consideration portion of their claim. Any portion of the Exchange Shares made available to the Exchange Agent pursuant to this Section 2.8 that remains undistributed to holders of Airborne Certificates for one (1) year after the Effective Time shall be delivered by the Exchange Agent to Airco, upon the demand of DHL or the Surviving Corporation. Any holders of Airborne Certificates who have not theretofore complied with this Section 2.8 shall thereafter only look to the Surviving Corporation for payment of the Stock Consideration portion of their claim. If, after the Exchange Shares have been returned to Airco, additional Exchange Shares are required for exchange hereunder, then Airco shall make available to the Surviving Corporation additional shares of Airco Common Stock for exchange hereunder (and Airco shall, and Airborne shall cause Airco to, agree pursuant to the Separation Agreement to (i) promptly make such additional Exchange Shares available to the Surviving Corporation upon its request and (ii) indemnify and hold harmless the Surviving Corporation and its Affiliates for any damages or losses the Surviving Corporation or any of its Affiliates may suffer as a result of Airco’s failure to promptly provide such shares).

(h)    No Liability.    Neither DHL, Airborne, the Surviving Corporation, Airco nor the Exchange Agent shall be liable to any former holder of shares of Airborne Common Stock for any stock or cash held by DHL, the Surviving Corporation, Airco or the Exchange Agent for payment pursuant to this Section 2.8 properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(i)    Investment of Exchange Fund.    The Exchange Agent shall invest the Exchange Fund as directed by DHL; provided that such investment shall be in (i) securities issued or directly and fully guaranteed or insured by the Unites States of America government or any agency or instrumentality thereof, (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investor Services, Inc. or Standard & Poor’s Corporation, respectively, or (iii) certificates of deposit and bankers’ acceptances and overnight bank deposits with any commercial bank, depository institution or trust company incorporated or doing business under the laws of the United States of America, any state thereof or the District of Columbia. Any interest and other income resulting from such investments shall be paid to DHL.

(j)    Withholding Rights.    DHL, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Airborne Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or under any provision of any state, local or foreign tax law. To the extent that amounts are so withheld by DHL, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Airborne Common Stock in respect of which such deduction or withholding was made by DHL, the Surviving Corporation or the Exchange Agent.

Section 2.9    Stock Options.

(a)    Each holder of an outstanding and unexercised stock option (the “Airborne Stock Options”) under the Airborne Option Plans, whether or not vested or exercisable, shall be entitled to receive at the Effective Time (i) from DHL, an amount in cash (net of any applicable withholding taxes) equal to the product of (A) the number of shares of Airborne Common Stock previously subject to the Airborne Stock Option and (B) the excess of the per share amount of cash to be paid in the Merger over the exercise price per share of Airborne Common Stock previously subject to the Airborne Stock Option, and (ii) subject to paying cash in lieu of fractional shares under Section 2.9(b), if any shares of Airco Common Stock are being issued as part of the Merger Consideration, the Stock Consideration (net of any applicable withholding taxes) receivable in respect of the shares of Airco Common Stock as were previously subject to such holder’s Airborne Stock Options; provided, however, that any Stock Option that has an exercise price per share of Airborne Common Stock that is equal to or greater than the per share amount of cash to be paid in the Merger shall be canceled in full without any payment in respect thereof; and provided, further, that at and after the Effective Time all Airborne Stock Options shall be canceled in full, and no Airborne Stock Options shall be exercisable, whether for shares of Airborne Common Stock, shares of Airco Common Stock or shares of DHL common stock.

(b)     No Fractional Shares.    Notwithstanding anything herein to the contrary, no certificates or scrip or shares of Airco Common Stock representing fractional shares of Airco Common Stock shall be issued in connection with the conversion of the Airborne Stock Options, and such fractional interests will not entitle the owner thereof to any rights of a stockholder of Airco or a holder of shares of Airco Common Stock. In lieu of any such fractional interests, each holder of Airborne Stock Options exchanged pursuant to Section 2.9(a) who would otherwise have been entitled to receive a fraction of a share of Airco Common Stock shall receive cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Airco Common Stock multiplied by (ii) $0.40. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify DHL, and DHL shall deposit such amounts with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interest subject to and in accordance with the terms hereof.

Section 2.10    Closing.    Unless the transactions herein contemplated have been abandoned and this Agreement terminated pursuant to Section 9.1, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017, at 10:00 a.m., local time, on July 25, 2003, or on the second (2nd) Business Day after all of the closing conditions set forth in Articles VI, VII and VIII have been satisfied or waived (except for those conditions that, by the express terms thereof, are not capable of being satisfied until the Effective Time, but subject to the satisfaction or waiver of those conditions) (in any event, the “Closing Date”), unless otherwise provided by the mutual agreement, in writing, of Airborne, DHL and Acquisition; provided that if, at July 25, 2003, or such other time as all of the closing conditions set forth in Articles VI, VII and VIII have been satisfied or waived (except for those conditions that, by the express terms thereof, are not capable of being satisfied until the Effective Time), the Parties have not received the DOT Approval, then DHL shall have the right to delay the Closing until the Business Day preceding the End Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF AIRBORNE

Airborne hereby represents and warrants to DHL and Acquisition as follows:

Section 3.1    Organization and Qualification.

(a)    Airborne and each of its Subsidiaries is a corporation duly formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept) and has all requisite corporate, partnership or other similar powers to own, lease and operate its properties and to carry on its business as currently conducted, other than such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Airborne and each of its Subsidiaries is duly qualified or licensed to do business as a foreign corporation or other foreign legal entity and is in good standing in each jurisdiction where such qualification is necessary (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept), with such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Complete and correct copies of the articles or certificate of incorporation and bylaws or other similar organizational documents, all as amended to date, have been delivered or made available to DHL. Such articles or certificate of incorporation and bylaws are in full force and effect as of the date hereof and no other organizational documents are applicable to or binding upon Airborne. Schedule 3.1 sets forth (i) a list of all Subsidiaries of Airborne and their respective jurisdictions of organization, identifies Airborne’s direct or indirect percentage ownership or equity interest therein and, to the Knowledge of Airborne, identifies all Persons other than Airborne who have any ownership or equity interests therein, together with such Persons’ percentage interest, and (ii) a list of all of the Persons in which Airborne or any of its Subsidiaries (other than through SERP or any deferred compensation plan listed on Schedule 3.18(a)) own or have the right or obligation to acquire voting securities or any other ownership interests (the “Investment Interests”). Except for Liens created under the express terms of any Indebtedness set forth on Schedule 3.4, such Investment Interests are owned free and clear of any and all Liens, other than Permitted Liens.

(b)    At the Effective Time, Airco will be a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and will have all requisite corporate or other similar powers required to own, lease and operate its properties and to carry on the Airco Business, other than such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Airco will, at the consummation of the Separation, be duly qualified or licensed to do business as a foreign corporation or other foreign legal entity and be in good standing in each jurisdiction where such qualification is necessary, with such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Copies of (i) the certificate of incorporation for Airco and (ii) the bylaws for Airco that, in each case, will be in effect at the time of the Separation and the Effective Time are attached hereto as Exhibits M and N, respectively. Such certificates of incorporation and bylaws will, at the consummation of the Separation, be in full force and effect and no other charter or similar documents will be applicable to or binding upon Airco.

Section 3.2    Authorization.    Airborne has and Airco, at the Effective Time, will have all requisite power and authority to execute and deliver each of the Transaction Agreements to which it is a party and all of the other agreements, documents, instruments and certificates contemplated thereby, to perform its obligations under each of the Transaction Agreements to which it is a party and, subject in the case of Airborne to obtaining the Airborne Stockholders’ Approval with respect to the Merger, to consummate the transactions contemplated thereby. The execution, delivery and performance by each of Airborne and Airco of the Transaction Agreements to which it is a party and the consummation by each of Airborne and Airco of the transactions contemplated thereby have been (in the case of Airborne) and will be as of the Effective Time (in the case of Airco) duly authorized by each of Airborne and Airco, and assuming the receipt of all consents of third parties identified on Schedule 3.2, no other corporate proceedings on the part of either Airborne or Airco are necessary to authorize the Transaction Agreements or to consummate the transaction so contemplated (other than, with respect to actions required to be taken by Airborne or Airco to consummate the Separation as contemplated by the Separation Agreement and the other related Transaction Agreements or with respect to the Merger, obtaining the Airborne Stockholders’ Approval). This Agreement and the other Transaction Agreements to which either Airborne or Airco is a party constitute (or will upon execution constitute) the legally valid and binding agreement of Airborne and Airco, as the case may be (assuming due authorization, execution and delivery of this Agreement and the other Transaction Agreements to which DHL or Acquisition are parties, by DHL and Acquisition), enforceable against Airborne and Airco, as the case may be, in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting generally the enforcement of creditors’ rights and remedies and general principles of equity, including any limitations on the availability of the remedy of specific performance or injunctive relief regardless of whether specific performance or injunctive relief is sought in a proceeding at law or in equity.

Section 3.3    Capitalization and Share Ownership.

(a)    As of the date of this Agreement, the authorized capital stock of Airborne consists of (i) 120,000,000 shares of Airborne Common Stock and (ii) 6,000,000 shares of Preferred Stock, with no par value (the “Preferred Stock”), of which no shares are designated (other than the 300,000 shares of Series A Participating Cumulative Preferred Stock (without par value) that were so designated in connection with the Airborne Rights Agreement) or issued and outstanding. As of February 28, 2003, (A) 48,449,641 shares of Airborne Common Stock (excluding shares held by Airborne or any of its Subsidiaries, as treasury stock or otherwise) were issued and outstanding, (B) 3,228,526 shares of Airborne Common Stock were held by Airborne and its Subsidiaries, as treasury stock or otherwise, (C) no shares of Preferred Stock were issued and outstanding, (D) 2,970,088 shares of Airborne Common Stock were reserved for issuance pursuant to the Airborne Stock Options and (E) 6,600,000 shares of Airborne Common Stock were reserved for issuance upon the conversion of the Convertible Senior Notes. All outstanding shares of Airborne Common Stock are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock of Airborne is entitled to preemptive rights. All of the shares of Airborne Common Stock which may be issued pursuant to the Airborne Stock Options will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive (or similar) rights. Schedule 3.3 contains a true and complete list, as of February 28, 2003, of all outstanding options to purchase Airborne Common Stock granted under the Airborne Option Plans and all other options, warrants or rights, including under the Airborne, Inc., Director Stock Bonus Plan, as amended, to purchase or receive Airborne Common Stock granted by Airborne or any of its Subsidiaries (collectively, the “Airborne Stock Issuance Rights”), the number of shares subject to such Airborne Stock Option or Airborne Stock Issuance Right, the grant dates and exercise prices of each such Airborne Stock Option or, as applicable, Airborne Stock Issuance Right and the names of the holders thereof. As of February 28, 2003, there were outstanding Airborne Stock Options to purchase 4,821,545 shares of Airborne Common Stock with exercise prices on a per share basis lower than the Cash Consideration. From February 28, 2003, until the execution of this Agreement, Airborne has not issued any capital stock or any options, warrants or other rights to acquire capital stock (or securities convertible into or exercisable or exchangeable for capital stock), other than the issuance of shares of Airborne Common Stock pursuant to options referred to in clause (y) above that were outstanding as of the close of business on February 28, 2003. There are no outstanding stock appreciation rights or other rights that are linked to the price of the Airborne Common Stock granted under any Airborne Option Plan or otherwise, whether or not granted in tandem with a related Airborne Stock Option. Other than as set forth on Schedule 3.3, there are no options, warrants or other rights to acquire capital stock, or other equity or voting interests in Airborne or securities convertible into or exercisable or exchangeable for capital stock or other equity or voting interests in Airborne. Except as set forth on Schedule 3.3, each of the outstanding shares of capital stock of, or other equity or voting interest in, Airborne’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by Airborne or another of its wholly owned Subsidiaries, free and clear of all Liens, other than Permitted Liens. There are no outstanding obligations of Airborne or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Airborne or any of its Subsidiaries and, as of the date hereof, no irrevocable proxies have been granted with respect to the shares of Airborne Common Stock or equity of Subsidiaries of Airborne. Other than (i) rights of lessors under capital and real property leases and commitments for sales of assets in the ordinary course of business consistent with past practice or (ii) as set forth on Schedule 3.3, no Person has any right to acquire any interest in the business or assets of Airborne or any of its Subsidiaries (including any right of first refusal or similar right), other than pursuant to the Transaction Agreements or pursuant to rights of condemnation or eminent domain afforded by law. No shares of Airborne Common Stock are owned by any Subsidiary of Airborne.

(b)    At the Effective Time, the authorized capital stock of Airco will consist of (i) 75,000,000 shares of Airco Common Stock, all of the outstanding shares of which will be issued to Airborne, and (ii) 20,000,000 shares of preferred stock, par value $0.01 per share, of which (A) 75,000 shares will be designated as Series A Junior Participating Preferred Stock, par value $0.01 per share in connection with the Airco Rights Agreement, and (B) no shares will be issued and outstanding. All outstanding shares of Airco Common Stock, when issued, will be duly authorized, validly issued, fully paid and nonassessable. As of the Effective Time, there will be no options, warrants or other rights to acquire capital stock (or securities convertible into or exercisable or exchangeable for capital stock) from Airco, other than pursuant to the Airco Rights Agreement or the Airco Option Plan.

(c)    The Airborne Rights Agreement has been terminated and the Preferred Stock purchase rights provided for thereunder are no longer outstanding.

Section 3.4    Indebtedness.

(a)    Schedule 3.4 hereto sets forth all of the agreements or instruments pursuant to which any of the Indebtedness of Airborne and its Subsidiaries is outstanding, together with the amount outstanding thereunder, in each case as of the date hereof, except for such Indebtedness with an aggregate principal or capitalized amount not in excess of $2,000,000 individually or $25,000,000 in the aggregate. Other than as set forth on Schedule 3.4, as of the date hereof and as of immediately prior to the Effective Time, there is no default or event of default under any such agreement or instrument, and no event has occurred, which, with notice or lapse of time or both, would be a default or event of default under any such agreement or instrument, with such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Complete and correct copies of each such agreement or instrument set forth on Schedule 3.4 have been delivered or made available to DHL prior to the date hereof.

(b)    The conversion price for the Convertible Senior Notes as of the date hereof is $23.39.

Section 3.5    Governmental Authorization; Noncontravention.

(a)    The execution, delivery and performance by each of Airborne and Airco of the Transaction Agreements to which it is a party and the consummation by each of Airborne and Airco of the transactions contemplated thereby require no consent, approval, authorization or permit of, action by or in respect of, or filing with or notification to, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Airborne and Airco are qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable non-U.S. antitrust, competition, merger control or investment laws, rules or regulations, including Council Regulation No. 4064/89 of the European Community, as amended (collectively, “Non-U.S. Merger Control Laws”), (iv) any filings, consents, orders, exemptions, notifications, disclaimers or authorizations required under Title 49 and the rules and regulations of the FAA, (v) any filings, consents, orders, exemptions, notifications, disclaimers or authorizations required under Title 49 and the rules and regulations of the DOT, including the notice to the DOT of the change of ownership of Airco as part of the Separation, (vi) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable securities laws, whether state or foreign (including the filing of the Registration Statement with the SEC), (vii) such other consents, approvals, authorizations and notifications as are set forth on Schedule 3.5(a), (viii) notification to the New York Stock Exchange, Inc., and (ix) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)    The execution, delivery and performance by each of Airborne and Airco of the Transaction Agreements to which it is a party and the consummation by each of Airborne and Airco of the transactions contemplated thereby do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Airborne, Airco or any other Subsidiary of Airborne, (ii) assuming compliance with the matters referred to in Section 3.5(a), contravene, conflict with or result in a violation or breach of any provision of any applicable Legal Requirement (provided that no representation or warranty is made with respect to any antitrust statue, regulation or rule as to which any consent or approval is being sought in accordance with Section 3.5(a)) applicable to Airborne or Airco or by which its or any of their respective properties or assets are bound or affected, (iii) except for the consents set forth on Schedule 3.5(b) and assuming compliance with the matters referred to in Section 3.5(a), require any consent or other action by any Person under, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, or cause or permit the termination, cancellation, acceleration, triggering or other change of any right or obligation or the loss of any benefit to which Airborne, Airco or any other Subsidiary of Airborne is entitled under (A) any provision of any Material Contract binding upon Airborne, Airco or any other Subsidiary of Airborne or (B) any license, permit, certificate, approval or other similar authorization held by, or affecting, or relating in any way to, the assets or business of, Airborne, Airco or any other Subsidiary of Airborne, or (iv) result in the creation or imposition of any Lien, except for Permitted Liens, on any asset of Airborne, Airco or any other Subsidiary of Airborne, other than such exceptions in the case of clauses (ii), (iii) and (iv) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.6    SEC Filings.

(a)    All required reports, prospectuses, forms, schedules, proxy statements or registration statements filed by Airborne or any of its Subsidiaries with the SEC since January 1, 2000 are collectively referred to herein as the “Airborne SEC Reports”. A true and complete copy of each of the Airborne SEC Reports filed prior to the date hereof has been made available to DHL prior to the date hereof. Except as set forth in Schedule 3.6, no Subsidiary of Airborne is required to file any report, prospectus, form, schedule, proxy statement or registration statement with the SEC.

(b)    All Airborne SEC Reports, as of their respective filing dates (and as of the date of any amendment to the respective Airborne SEC Reports), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

(c)    None of the Airborne SEC Reports (including any financial statements included or incorporated by reference therein), as of their respective filing dates (with respect to filings made under the Exchange Act ) or as of the respective dates upon which such filing became effective (with respect to filings made under the Securities

Act), (and, if amended or superseded prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d)    Since January 1, 2000, Airborne has timely filed all Airborne SEC Reports required to be filed with the SEC under the Securities Act, the Exchange Act and the rules and regulations of the SEC.

Section 3.7    Financial Statements; Undisclosed Liabilities.

(a)    Airborne Financial Statements.    The audited consolidated financial statements and unaudited consolidated interim financial statements (including any related notes and schedules) (i) as of and for the fiscal year ended December 31, 2002, included in Airborne’s Form 10-K for the year then ended and (ii) included in any Airborne SEC Report filed after the date hereof (A) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC, (B) have been prepared in accordance with past practice and GAAP during the periods involved (except as otherwise stated therein and subject to normal year end adjustments in the case of any unaudited interim financial statements) and (C) fairly present in all material respects the financial position of Airborne and its consolidated Subsidiaries as of the dates thereof and the results of operations and changes in financial position for the periods or as of the dates then ended. The books and records of Airborne and its Subsidiaries have been, and are being maintained in accordance with applicable legal and accounting requirements.

(b)    Undisclosed Liabilities.    Except as set forth in the audited financial statements as of and for the year ended December 31, 2002, included in Airborne’s Form 10-K for the fiscal year then ended, Airborne and its Subsidiaries do not have any liability or obligation of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities or obligations incurred in the ordinary course of business consistent with past practices since December 31, 2002, that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) immaterial liabilities or obligations not required to be disclosed on financial statements prepared in accordance with GAAP, or (iii) liabilities or obligations otherwise set forth on Schedule 3.7(b).

(c)    Pro Forma Balance Sheet.    The Pro Forma Balance Sheet has been prepared from the books and records of Airborne and its Subsidiaries, which books and records have been have been maintained in accordance with applicable legal and accounting requirements.

Section 3.8    Absence of Certain Changes.

Except as disclosed in the Airborne SEC Reports filed and publicly available prior to the date hereof, since December 31, 2002, or as otherwise expressly permitted by this Agreement, the businesses of Airborne and each of its Subsidiaries have been operated in the ordinary course and consistent with past practices and since such date there has not occurred:

(a)    except as set forth in Schedule 3.8(a), to the date of this Agreement, any Material Adverse Effect or any condition, event or occurrence which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)    any proceeding with respect to a merger, consolidation, liquidation or reorganization of Airborne or any of its Subsidiaries other than such proceedings relating to this Agreement;

(c)    as of the date hereof, except as set forth in Schedule 3.8(c), any other action which, if it had been taken after the date hereof, would have required the consent of DHL under clauses (iv), (v), (vi), (vii), (ix), (x), (xii), (xvii) or (xxii) of Section 5.1(a) hereof;

(d)    as of the date hereof, except as set forth in Schedule 3.8(d), any (i) increase in the compensation or fringe benefits of any current vice president or more senior officer of Airborne or its Subsidiaries (except for increases in salary or wages in the ordinary course of business consistent with past practice), (ii) grant of any severance or termination pay to any current vice president or more senior officer of Airborne or its Subsidiaries or (iii) loans by Airborne or any of its Subsidiaries or Affiliates to any Airborne Employee; or

(e)    any agreement by Airborne or any of its Subsidiaries to take any of the actions described in the foregoing.

Section 3.9    Licenses.

(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, as of immediately prior to the Effective Time, assuming receipt of the consents, approvals, authorizations, permits, actions, filings and notifications contemplated by Section 3.5 in connection with the transactions contemplated hereby, (i) Airborne and each of its Subsidiaries, as applicable, holds all licenses, permits, certificates, approvals or other similar authorizations, including all operating certificates, air service designations, orders and approvals of all Governmental Authorities, including the FAA and the DOT, necessary for such entity to own, lease or operate its properties and assets and to conduct its business as presently conducted (the “Licenses”), (ii) each of the Licenses is valid, in full force and effect and enforceable in accordance with its terms, (iii) Airborne and each of its Subsidiaries, as applicable, has fulfilled when due, or has taken all action necessary to enable it to fulfill when due, all of its obligations under each of the Licenses, and no waiver or indulgence has been granted by any of the parties thereto, (iv) there has not occurred any breach by Airborne or any of its Subsidiaries or by any other party thereto under any of the Licenses, (v) none of the Governmental Authorities that has issued any License has notified Airborne or any of its Subsidiaries (A) of its intent to modify, revoke, terminate or fail to renew any such License, now or in the future, or (B) that Airborne or any of its Subsidiaries is in violation of the terms of any such License and no action has been threatened with respect thereto and (vi) there is not pending any proceeding, application, petition, objection or other pleading with any Governmental Authority that questions the validity of any of the Licenses or which presents a substantial risk that, if accepted or granted, would result in the revocation, cancellation, suspension or any adverse modification of any of the Licenses.

(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the Effective Time and assuming receipt of the consents, approvals, authorizations, permits, actions, filings and notifications contemplated by Section 3.5 in connection with the transactions contemplated by the Transaction Agreements, (i) Airco will hold all Licenses necessary for such entity to own, lease or operate its properties and assets and to conduct the Airco Business, other than any License, the grant of which requires any DOT action in respect of the citizenship or fitness of Airco which has not been obtained at or prior to the Effective Time (such Licenses, the “Airco Business Licenses”), (ii) each of the Airco Business Licenses will be valid, in full force and effect and enforceable in accordance with its terms and (iii) none of the Governmental Authorities that has issued any Airco Business License will have notified Airco or any of its Subsidiaries of (A) its intent to modify, revoke, terminate or fail to renew such Airco Business License at such time or in the future, or (B) that Airco or any of its Subsidiaries is in violation of the terms of any such Airco Business License, and no action, proceeding or other pleading will be pending or threatened with respect thereto or that questions the validity of, or is likely to result in the revocation or adverse modification of, any Airco Business License.

Section 3.10    Title to and Condition of Assets.

(a)    Title to Assets.    Except for Permitted Liens and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Airborne and its Subsidiaries (i) have good and marketable title to, or a valid and enforceable leasehold interest in, all of the assets required for or used in the conduct of their businesses as currently conducted and (ii) immediately prior to the Effective Time, will have good and marketable title to, or a valid and enforceable leasehold interest in, all of the assets required for or used in the conduct of the Airborne Business, in each case free and clear of all Liens other than a Permitted Lien.

Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, immediately prior to the Effective Time, Airco will have good and marketable title to, or a valid and enforceable leasehold interest in, all of the Airco Assets, free and clear of all Liens, other than Permitted Liens.

(b)    Condition of Assets.    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all of the assets required for or used in the business of Airborne and its Subsidiaries as currently conducted, including the Airco Assets, are in good operating condition and repair, ordinary wear and tear excepted.

Section 3.11    Litigation; Compliance with Laws.

(a)    Litigation.    Except for (i) claims arising from workers compensation or other employment disputes or vehicle and premises liability and which are covered by insurance (although subject to applicable deductibles and self insured retentions) and other claims of a nature and magnitude encountered in the ordinary course of business consistent with past practice and (ii) claims set forth in Schedule 3.11, (A) there is no suit, claim, action, proceeding (at law or in equity) or investigation pending or, to Airborne’s Knowledge, threatened, against Airborne or any of its Subsidiaries or any of their respective properties or rights before or by any arbitrator, court or other Governmental Authority, and (B) neither Airborne nor any of its Subsidiaries is subject to any outstanding judgment, writ, decree, injunction or order of any Governmental Authority or other arbitrator that, in any such case described in clauses (A) and (B), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date hereof, there are no suits, claims, actions, proceedings (at law or in equity) or investigations pending or, to Airborne’s Knowledge, threatened, seeking to or that would reasonably be expected to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the other Transaction Agreements.

(b)    Compliance.    Except for such noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof and as of immediately prior to the Effective Time, Airborne and its Subsidiaries are in compliance with all Legal Requirements applicable to them or their respective businesses or operations and have not received notification of any asserted present or past failure to so comply.

Section 3.12    Employment Matters.

Except as set forth in Schedule 3.12 and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i)    as of the date hereof, (A) there are no collective bargaining agreements, or any other contracts or agreements, relating to, involving or affecting the employees of Airborne or any of its Subsidiaries with any labor organization or other representative of any employees of, or Persons providing services to, Airborne or any of its Subsidiaries, (B) there are no such contracts or agreements presently being negotiated and (C) neither Airborne nor any of its Subsidiaries has any obligation to bargain with any labor organization with respect to any employees of Airborne or any of its Subsidiaries;

(ii)    neither Airborne nor any of its Subsidiaries is a party to any (i) employment agreement or change in control agreement with any employee, officer or director, or (ii) consulting agreement with any Person that involves payments in excess of $200,000 annually, nor in either case is any such contract or agreement presently being negotiated;

(iii)    as of the date hereof, there is no unfair labor practice charge or complaint pending or, to the Knowledge of Airborne, threatened against Airborne or its Subsidiaries;

(iv)    as of the date hereof, there is no labor strike, slowdown, work stoppage, dispute, lockout or other labor controversy in effect, or, to the Knowledge of Airborne, threatened against or otherwise affecting Airborne or any of its Subsidiaries, and neither Airborne nor any of its Subsidiaries has experienced any such labor controversy within the past three (3) years;

(v)    as of the date hereof, no representation question exists or has been raised respecting any of the employees of Airborne or any of its Subsidiaries within the past three (3) years, nor, to the Knowledge of Airborne, are there any campaigns being conducted to solicit cards from employees of Airborne, any of its Subsidiaries or any of the independent contractors engaged by Airborne or any of its Subsidiaries to authorize representation by any labor organization;

(vi)    as of the date hereof, no action, suit, complaint, charge, arbitration, proceeding or investigation by or before any Governmental Authority brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of the employees of Airborne or any of its Subsidiaries is pending or, to the Knowledge of Airborne, threatened against Airborne or any of its Subsidiaries;

(vii)    as of the date hereof, no grievance is pending or, to the Knowledge of Airborne, threatened;

(viii)    neither Airborne nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Government Authority relating to employees or employment practices;

(ix)    Airborne and each of its Subsidiaries is in compliance with all applicable Legal Requirements, agreements, contracts, and policies relating to employment, employment practices, wages, hours, terms and conditions of employment, and the conduct of any business as an employment agency or employee leasing company;

(x)    Airborne and each of its Subsidiaries has paid in full or accrued all wages, salaries, commissions, bonuses, benefits and other compensation due to such employees or otherwise arising under any policy, practice, agreement, plan, program, statute or other law;

(xi)    except (A) in respect of amounts payable under general severance or similar policies, (B) the express terms of the Benefit Plans, (C) the change in control agreements set forth on Schedule 3.18(g), (D) any liabilities specifically accrued on Airborne’s consolidated balance sheet as of December 31, 2002, contained in the Airborne SEC Reports, (E) that result from actions that may be taken by DHL, the Surviving Corporation and their respective Affiliates after the Effective Time and (F) severance pay for work force reductions in accordance with past practice, neither Airborne nor any of its Subsidiaries is liable for any severance pay or other payments to any employee or former employee arising from the termination of employment, nor will Airborne or any of its Subsidiaries have any liability under any benefit or severance policy, practice, agreement, plan, or program which exists or arises, or may be deemed to exist or arise, under any applicable Legal Requirement or otherwise, as a result of or in connection with the Merger and the Separation contemplated hereunder or as a result of the termination of any persons employed by Airborne or any of its Subsidiaries on or prior to the Closing Date;

(xii)    neither Airborne nor any of its Subsidiaries has closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement, separation or window program within the past three (3) years, nor has Airborne or any of its Subsidiaries planned or announced any such action or program for the future; and

(xiii)    Airborne and each of its Subsidiaries is in compliance with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”), and, as of the date hereof, all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise.

Section 3.13    Tax Matters.

(a)    Except as disclosed in Schedule 3.13(a), (i) Airborne and each of its Subsidiaries has filed timely all material Tax Returns required to be filed, and all such Tax Returns are true, correct and complete in all material respects, (ii) Airborne and each of its Subsidiaries has timely paid (and Airborne has made adequate reserves therefor in its financial statements included in the Airborne SEC Reports) all Taxes which are due and payable pursuant to such Tax Returns and (iii) Airborne has made due and sufficient accruals in the financial statements in accordance with GAAP in the latest Airborne SEC Reports for all Taxes of Airborne or any of its Subsidiaries with respect to any taxable period, or portion thereof, ending on or prior to the date of the latest Airborne SEC Reports for which Tax Returns have not yet been filed, or for which Taxes have been accrued but are not yet due and owing. Airborne and each of its Subsidiaries has withheld and paid all material Taxes required to be withheld and paid in connection with amounts paid and owing to any employee. The following are materially accurate: (i) as of December 31, 2002, the federal income tax basis balance sheet of Wilmington Air Park, Inc., Airborne FTZ, Inc. and Aviation Fuel, Inc. were as set forth in Schedule 3.13(a) and the aggregate net federal income tax basis of the Transferred Assets (subject to adjustment for changes in assets approved by the Parties prior to the Effective Date and/or as set forth in Section 3.2(c) of the Separation Agreement) other than the assets of Wilmington Air Park, Inc., Airborne FTZ, Inc. and Aviation Fuel, Inc. (and held by Airco or its subsidiaries on December 31, 2002) was between $40,000,000 and $44,000,000; (ii) as of the date of the distribution of Airco stock by Airborne Express, Inc. to Airborne in 2000, the aggregate gross federal income tax asset basis of Airborne Express, Inc. and the direct and indirect wholly-owned subsidiaries of Airborne Express, Inc., reduced by liabilities for federal income purposes of Airborne Express, Inc. and the direct and indirect wholly-owned subsidiaries of Airborne Express, Inc. (in the case of both assets and liabilities, excluding any intercompany accounts), was $693,829,000; (iii) as of the date of the distribution of Airco stock by Airborne Express, Inc. to Airborne in 2000, the federal income tax basis balance sheet of Airco was as set forth on Schedule 3.13(a); (iv) the aggregate federal income tax adjustments to the tax basis of the Airco stock from immediately after the distribution by Airborne Express, Inc. of Airco stock to Airborne in 2000 to December 31, 2002, not including any adjustment caused by the distribution itself, was a reduction of approximately $19,500,000, assuming the special 30% depreciation deduction for certain property placed in service permitted by Section 168(k) of the Code was not taken by Airco or any of its subsidiaries in 2002 (the aggregate amount of such depreciation deduction was not more than $5,000,000).

(b)    Except as disclosed in Schedule 3.13(b), (i) neither Airborne nor any of its Subsidiaries has received written notice of any proposed or determined Tax deficiency or assessment from any Governmental Authority, (ii) as of the date hereof, there are no audits, examinations, requests for information or other administrative proceedings pending with respect to Airborne or any of its Subsidiaries and adequate provision for Taxes with respect to the audits, examinations or other proceedings set forth on Schedule 3.13(b) has been made and reflected on the financial statements in the Airborne SEC Reports, (iii) there are no outstanding agreements or waivers by or with respect to Airborne or any of its Subsidiaries that extend the statutory period of limitations applicable to any federal, state or local Tax Returns or Taxes for any period, (iv) neither Airborne nor any of its Subsidiaries has entered into any closing agreements or other agreements with any Governmental Authority relating to the payment of Taxes by such Party, and (v) there are no Liens for Taxes on the assets of Airborne or its Subsidiaries, except for Liens for Taxes not yet due. There will be no Tax allocation or Tax sharing agreement in effect on the Effective Date (other than the Tax Sharing Agreement) under which Airborne or any of its Subsidiaries may be liable, and neither Airborne nor any of its Subsidiaries is liable for any unpaid Taxes of any Person (other than Airborne and its Subsidiaries) under Treasury Regulations Section 1.1502-6, or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise. Except as disclosed on Schedule 3.13(b), neither Airborne nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of (A) any change in method of accounting under section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law), (B) material deferred intercompany gains or any material excess loss accounts, including with respect to the stock of Airco, or (C) installment sale or open transaction dispositions made on or prior to the Closing.

Section 3.14    Real Property.

(a)    Schedule 3.14(a) lists all of the real property owned by Airborne or any of its Subsidiaries (the “Owned Real Property”). Except as disclosed in Schedule 3.14(a), each of Airborne and its Subsidiaries has good, valid and marketable title to the Owned Real Property material to the business of Airborne and its Subsidiaries, taken as a whole, free and clear of all Liens, other than Permitted Liens. Except as set forth on

Schedule 3.14(a), (i) there are no outstanding contracts for the sale of any of the Owned Real Property and (ii) there are no leases, subleases, licenses, concessions or any other contracts or agreements granting to any person or entity other than Airborne or any of its Subsidiaries any right to the possession, use, occupancy or enjoyment of any of the Owned Real Property or any portion thereof, other than pursuant to the Separation Agreement.

(b)    Schedule 3.14(b) lists each (i) hub facility, gateway facility and central corporate office that is leased or subleased by Airborne and each of its Subsidiaries and (ii) other real property which is leased or subleased by Airborne and each of its Subsidiaries with annual lease payments in excess of $1,000,000 (collectively, the “Leased Real Property”, and together with the Owned Real Property, the “Real Property”). Except as disclosed in Schedule 3.14(b), each of Airborne and its Subsidiaries hold good and valid leasehold interests in the Leased Real Property free and clear of all Liens, other than Permitted Liens or Liens encumbering the lessor’s interest in the Leased Real Property incurred by the lessor. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the leases and subleases under which the Leased Real Property is held (A) is in full force and effect, (B) grants in all respects the leasehold interests or rights or use they purport to grant and (C) is enforceable against Airborne or its Subsidiary and, to the Knowledge of Airborne, against the other party or parties thereto, in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditor’s rights and to general equity principles. To the Knowledge of Airborne, as of the date hereof and, assuming receipt of the consents, approvals, authorizations, permits, actions, filings and notifications contemplated by Section 3.5 in connection with the transactions contemplated by the Transaction Agreements, as of the Effective Time no material default exists under any lease or sublease under which the Leased Real Property is held to which Airborne or any of its Subsidiaries is a party and no circumstance exists which, with the giving of notice, the passage of time or both, is reasonably likely to result in such a default. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of Airborne and its Subsidiaries have complied with and timely performed all conditions, covenants, undertakings and obligations, including the payment of all rental obligations, on their parts to be complied with or performed under each of the leases and subleases under which the Leased Real Property is held to which it is a party. Complete and correct copies of each lease and sublease under which the Leased Real Property is held have been delivered or made available to DHL prior to the date hereof.

(c)    The Real Property constitutes all of the real property owned or leased by Airborne or its Subsidiaries and used in the operation of business of Airborne and its Subsidiaries as currently conducted, except for leased real property having annual lease payments of less than $1,000,000.

(d)    Except for such failures as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all Real Property (including the improvements located thereon) (i) is in reasonable operating condition and repair consistent with its present use and (ii) is available for immediate use in the conduct of the business or operations of Airborne and its Subsidiaries. Except as set forth on Schedule 3.14(d), as of the date hereof, there are no existing, or to the Knowledge of Airborne, any threatened or pending condemnation or eminent domain proceedings (or proceedings in lieu thereof) affecting the Real Property or any portion thereof. Except as set forth on Schedule 3.14(d), neither Airborne nor any of its Subsidiaries is obligated under or bound by any option, right of first refusal, purchase contract or other contractual right to sell or dispose of any Real Property or any portion thereof which Real Property, individually or in the aggregate, is material to Airborne or any of its Subsidiaries.

Section 3.15    Environmental Matters.    Except as disclosed in Schedule 3.15, and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)    Airborne and its Subsidiaries hold and, to the Knowledge of Airborne, are and have been (except for such failures as have been remedied) in compliance with all Environmental Permits, and Airborne and its Subsidiaries are otherwise in compliance with all Environmental Laws;

(b)    neither Airborne nor any of its Subsidiaries has received any Environmental Claim that has not been fully resolved and, to the Knowledge of Airborne, there are no threatened Environmental Claims against Airborne or any of its Subsidiaries; and

(c)    neither Airborne nor any of its Subsidiaries has entered into or agreed to any consent decree, order or agreement under any Environmental Law, and neither Airborne nor any of its Subsidiaries is subject to any judgment, decree or order relating to compliance with any Environmental Law or, to the Knowledge of Airborne, to investigation, cleanup, remediation or removal of Hazardous Materials under any Environmental Law.

(d)    For the purposes of this Section 3.15, the terms “Airborne” and “Subsidiary” shall include any entity that is, in whole or part, a predecessor of Airborne or any of its Subsidiaries.

Section 3.16    Insurance.    The material assets and the business operations of Airborne and each of its Subsidiaries are insured against claims, losses or damages in amounts that are (i) sufficient to satisfy the insurance coverage requirements of any applicable Legal Requirements and (ii) consistent with Airborne’s past practices. All such material policies are in full force and effect. Airborne has made available to DHL prior to the date hereof copies of all such material insurance policies, each of which is set forth on Schedule 3.16.

Section 3.17    Intellectual Property.

(a)    To the Knowledge of Airborne, Airborne and its Subsidiaries own, license or have valid rights to use all patents, registered and unregistered material trademarks, service marks and trade names, domain names, registered copyrights, technology, know-how and processes, together with all rights, priorities and privileges relating, whether arising under United States, multinational or foreign laws or otherwise and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom that are material and necessary to, and currently used in, the business of Airborne and its Subsidiaries (collectively, the “Intellectual Property”), except for such failures as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)    The Intellectual Property owned by Airborne and its Subsidiaries is owned free and clear of all Liens, other than Permitted Liens.

(c)    To the Knowledge of Airborne, there is no material unauthorized use, improper disclosure, infringement or misappropriation of any material trademark owned by Airborne or any of its Subsidiaries, or any material trademark held by any third party pursuant to a license from Airborne or any of its Subsidiaries.

(d)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all registrations for patents, trademarks, service marks and copyrights owned by Airborne and its Subsidiaries are unexpired and subsisting. Except as set forth on Schedule 3.17(d), as of the date of this Agreement, to the Knowledge of Airborne, the conduct of the business as currently conducted does not constitute an infringement or misappropriation in any material respect of any Intellectual Property of any third party. Except as set forth on Schedule 3.17(d), as of the date of this Agreement, no actions are pending or, to the Knowledge of Airborne, threatened, against Airborne or its Subsidiaries alleging the material Intellectual Property used in the business in any respect infringes or misappropriates any third party or any third party’s Intellectual Property rights, or challenging Airborne’s or its Subsidiaries’ ownership of, or the enforceability or validity of the material Intellectual Property currently used in the business.

Section 3.18    Employee Benefits.

(a)    List and Provision of Benefit Plans.    Schedule 3.18(a) contains a true and complete list of each Benefit Plan other than Foreign Benefit Plans. With respect to each Benefit Plan, other than a Multiemployer Plan, a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof, has been provided or made available to DHL, together with, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter; (iii) any handbook, brochure, summary plan description and other summary materials provided by Airborne or any of its Affiliates to Airborne Employees describing the benefits provided under a Benefit Plan; and (iv) except as set forth on Schedule 3.18(a), for the three (3) most recent years for which they are available on the date hereof (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(b)    Compliance.    (i) Each Benefit Plan, other than a Multiemployer Plan or a Foreign Benefit Plan, has been established and administered in accordance with its terms, and in material compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) except as set forth on Schedule 3.18(b), each Benefit Plan other than a Multiemployer Plan, that is intended to be qualified within the meaning of Code Section 401(a) is so qualified, has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification or that could not be corrected without a Material Adverse Effect; (iii) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no event has occurred and no condition exists that would subject Airborne or any of its Subsidiaries, either directly or by reason of their affiliation with any member of their respective Controlled Group, to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; (iv) for each Benefit Plan with respect to which Airborne or any of its Subsidiaries or any member of their respective Controlled Group has filed a Form 5500, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof; and (v) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, with respect to each Benefit Plan, other than a Multiemployer Plan or a Foreign Benefit Plan, there has not occurred any “reportable event” (as such term is defined in ERISA Section 4043), “prohibited transaction” (as such term is defined in ERISA Section 406 and Code Section 4975) or “accumulated funding deficiency” (as such term is defined in ERISA Section 302 and Code Section 412 (whether or not waived)).

(c)    Retiree Welfare.    Except as set forth on Schedule 3.18(c), neither Airborne nor any of its Subsidiaries has incurred any material liability or projected material liability in respect of post-employment or post-retirement health benefits, medical benefits or life insurance benefits for current, former or retired employees, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable law.

(d)    Pension Funding.    With respect to each of the Benefit Plans that is not a Multiemployer Plan but is subject to Title IV of ERISA, the excesses of the present values of the accrued benefits (vested and unvested) of the participants in such Benefit Plan on a termination and projected benefit obligation basis, based on the actuarial methods and assumptions indicated in the most recent applicable actuarial valuation reports over the assets of such Benefit Plans as of December 31, 2002, are set forth in Schedule 3.18(d).

(e)    Multiemployer Plans.    Except as set forth on Schedule 3.18(e), with respect to any Multiemployer Plan to which Airborne, any of its Subsidiaries or any member of their respective Controlled Group has any liability or contributes (or has at any time contributed or had an obligation to contribute), to the Knowledge of Airborne as of the date hereof: (i) at no time during the immediately preceding three (3) year period, has Airborne, its Subsidiaries or any member of their respective Controlled Group incurred any material withdrawal liability under Title IV of ERISA which remains unsatisfied or received any notice that it would have a material withdrawal liability if it were to withdraw from any such Multiemployer Plan; and (ii) at no time during the immediately preceding three (3) year period was any such Multiemployer Plan in reorganization or insolvent (as those terms are defined in ERISA Sections 4241 and 4245, respectively).

(f)    Claims and Audits.    Except as set forth on Schedule 3.18(f), with respect to any Benefit Plan (or, with respect to any Multiemployer Plan, to the Knowledge of Airborne): (i) no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Airborne, threatened;

(ii) no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims; (iii) no written or oral communication has been received from the Pension Benefit Guaranty Corporation in respect of any Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein; and (iv) no administrative investigation, audit or other administrative proceeding (including an amnesty proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation, the Internal Revenue Service or other governmental agencies are pending, in progress or, to the Knowledge of Airborne, threatened.

(g)    Accelerated Payments; Enhanced Benefits.    Except as set forth on Schedule 3.18(g), no Benefit Plan exists that, as a result of the execution of this Agreement or the transactions contemplated by this Agreement (whether alone or in conjunction with any other event), could result in (i) the payment to any Airborne Employee of any money or other property, (ii) the provision of any benefit or accrual to any Airborne Employee, or (iii) the increase, acceleration or provision of any payments, benefits or other rights to any Airborne Employee, whether or not such payment, right or benefit would constitute a “parachute payment” within the meaning of Code Section 280G.

(h)    Non-U.S. Plans.    Schedule 3.18(h) contains a true and complete list of each Foreign Benefit Plan. With respect to any Foreign Benefit Plan: (i) all Foreign Benefit Plans have been established, maintained and administered in compliance in all material respects with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling governmental authority or instrumentality; (ii) all Foreign Benefit Plans that are required to be funded are funded to the extent required by applicable Legal Requirements and the terms of such Foreign Benefit Plan, and with respect to all other Foreign Benefit Plans, adequate reserves therefore have been established on the accounting statements of Airborne or its Subsidiary, as applicable; and (iii) except as set forth on Schedule 3.18(i), no material liability or obligation of Airborne or any of its Subsidiaries exists with respect to such Foreign Benefit Plans that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.19    Material Contracts.    Except as disclosed in the Airborne SEC Reports filed and publicly available prior to the date hereof, neither Airborne nor any of its Subsidiaries is a party to or bound by (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or any agreement, contract or commitment that would be such a “material contract” but for the exception for contracts entered into in the ordinary course of business consistent with past practice or (ii) any non-competition agreement or any other agreement or obligation which materially limits or will materially limit Airborne or any of its Subsidiaries (or after the Merger, DHL, the Surviving Corporation or any Affiliate thereof) from engaging in the business of providing airborne courier, related freight forwarder and related services (the contracts, agreements and commitments referred to in clauses (i) and (ii), the “Material Contracts”). Except as set forth on Schedule 3.19 and except would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) each of the contracts, agreements and commitments of Airborne or any of its Subsidiaries is valid and in full force and effect and (B) neither Airborne nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any such contracts, agreements and commitments. To the Knowledge of Airborne, no counterparty to any such contracts, agreements and commitments has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default or other breach under the provisions of, such contracts, agreements and commitments, except for defaults or breaches which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 3.19, neither Airborne nor any of its Subsidiaries is a party to, or otherwise a guarantor of or liable with respect to, any interest rate, currency or other swap or derivative transaction, other than any such transactions which are not material to the business of Airborne. Airborne has delivered or made available to DHL a copy of each Material Contract prior to the date hereof.

Section 3.20    Information Supplied.    The Registration Statement and each amendment or supplement thereto will, at the time it becomes effective and at the time of the Airborne Stockholders’ Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Proxy Statement and each amendment or supplement thereto will, at the date it is first mailed to stockholders of Airborne and at the time of the Airborne Stockholders’ Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that in each case no representation or warranty is made by Airborne or its Subsidiaries with respect to statements made or incorporated by reference therein based on information relating to DHL or Acquisition and supplied in writing by either DHL or Acquisition specifically for inclusion or incorporation by reference therein. The Registration Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act.

Section 3.21    Affiliate Transactions.    Except as set forth in Schedule 3.21, benefits under the terms of any Benefit Plans or as disclosed in the Airborne SEC Reports filed and publicly available prior to the date of this Agreement, there are no contracts, commitments, agreements, arrangements or other transactions between Airborne or any of its Subsidiaries, on the one hand, and any (i) executive officer or director of Airborne or any of its Subsidiaries, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of Airborne (except for the provision of transportation services to such Person by Airborne and its Subsidiaries on customary terms) or (iii) to the Knowledge of Airborne, affiliate (as such term is defined in Regulation 12b-2 promulgated under the Exchange Act) of any such officer, director or beneficial owner, on the other hand.

Section 3.22    Board Recommendation.    The Board of Directors of Airborne, at a meeting duly called, has unconditionally and unanimously (i) determined that this Agreement and the Merger and the other transactions contemplated hereby are fair to and in the best interests of the stockholders of Airborne, (ii) approved and adopted this Agreement and approved the Merger, (iii) subject to Section 5.5, resolved to recommend that the holders of shares of Airborne Common Stock approve this Agreement and the Merger, and (iv) subject to Section 5.5, directed that adoption of this Agreement and the Merger be submitted to Airborne’s stockholders (collectively, the “Airborne Board Recommendation”).

Section 3.23    Antitakeover Statutes.    Prior to the date hereof, the Board of Directors of Airborne has approved the Merger and such action represents the only action necessary to exempt the Merger, this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby from the restrictions of Section 203 of the DGCL. No other antitakeover or similar federal, state or local statute or regulation applies or purports to apply to this Agreement, any of the other Transaction Agreements or any of the transactions contemplated hereby or thereby.

Section 3.24    Vote Required.    The vote of the holders of a majority of the outstanding shares of Airborne Common Stock entitled to vote thereon is the only vote of the holders of any class or series of capital stock of Airborne or any of its Subsidiaries necessary to approve the Merger, this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby (such approval, the “Airborne Stockholders’ Approval”).

Section 3.25    Aircraft.

(a)    Schedule 3.25(a) sets forth a true, correct and complete list of all of the aircraft and engines owned, leased or operated by Airborne and its Subsidiaries as of the date hereof, including a description of the type and number of each such aircraft, the date Airco placed such aircraft in service or proposes to place such aircraft in service. Except for aircraft in storage or being used for spare parts (which aircraft are appropriately identified on Schedule 3.25(a)), each such aircraft (i) is set forth on Airco’s FAA-approved Operations Specifications, (ii) has a currently valid airworthiness certificate in the transport category issued by the FAA and (iii) to the Knowledge of Airborne, is being maintained in all material respects in accordance with Airco’s FAA-approved maintenance programs and all other applicable FAA and other regulatory standards.

(b)    Except as set forth on Schedule 3.25(b), neither Airborne, Airco nor any of Airborne’s other Subsidiaries is a party to any contract, lease or other agreement or arrangement to (i) acquire (whether by purchase or lease or otherwise) additional aircraft or (ii) dispose of any aircraft, in each case after the date hereof.

(c)    All of the aircraft set forth on Schedule 3.25(a) comply with the Stage III noise requirements promulgated by the FAA.

Section 3.26    Landing Rights.

(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Airborne has and, as of immediately prior to the Effective Time, Airco will have all of the landing rights necessary for such Person to conduct its business as presently conducted or as contemplated to be conducted by the Transaction Agreements.

Section 3.27    U.S. Citizenship.    To the Knowledge of Airborne, as of the date hereof and immediately prior to the Effective Time, each of Airborne and Airco is a United States Citizen and is an “air carrier” within the meaning of Title 49, operating pursuant to the terms of one or more certificates of public convenience and necessity duly issued to it by the DOT, which certificates are in full force and effect and are adequate for the conduct of the business that Airborne or Airco is conducting.

Section 3.28    Opinion of Financial Advisor.    Airborne has received the opinion of Goldman, Sachs & Co. to the effect that, as of the date hereof and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be received by the stockholders of Airborne is fair to such stockholders from a financial point of view. An executed copy of such opinion will be delivered to DHL.

Section 3.29    Finders and Brokers.    No broker, finder or investment banker, financial advisor or other Person, other than Goldman Sachs & Co. and any Person providing a solvency opinion, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by any of the Transaction Agreements based upon arrangements made by or on behalf of Airborne or its Subsidiaries. Airborne has heretofore furnished to DHL a complete and correct copy of all agreements between Airborne or its Subsidiaries and Goldman Sachs & Co. pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF DHL AND ACQUISITION

DHL and Acquisition, jointly and severally, hereby represent and warrant to Airborne and Airco as follows:

Section 4.1    Organization and Qualification.     Each of DHL and Acquisition is a corporation duly formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate power to own, lease and operate its properties and to carry on its business as currently conducted, other than such exceptions as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on DHL’s or Acquisition’s ability to consummate the transactions contemplated by this Agreement. Each of DHL and Acquisition is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, with such exceptions as would not reasonably be expected to have a material adverse effect on DHL’s or Acquisition’s ability to consummate the transactions contemplated by this Agreement. Complete and correct copies of each of DHL’s and Acquisition’s certificates of incorporation and bylaws, all as amended to date, have been delivered or made available to Airborne. Such certificates of incorporation and bylaws are in full force and effect as of the date hereof and no other organizational documents are applicable to or binding upon DHL or Acquisition.

Section 4.2    Authorization.    Each of DHL and Acquisition has all requisite power and authority to execute and deliver each of the Transaction Agreements to which such Person is a party and all of the other agreements, documents, instruments and certificates contemplated thereby, to perform its obligations under each of the Transaction Agreements to which it is a party and to consummate the transactions contemplated thereby. The execution, delivery and performance by each of DHL and Acquisition of each of the Transaction Agreements to which it is a party and the consummation by each of DHL and Acquisition of the transactions contemplated thereby have been duly authorized by each of DHL and Acquisition. This Agreement is and the other Transaction Agreements to which either DHL or Acquisition is a party constitute (or will upon execution constitute) the legally valid and binding agreement of each of DHL and Acquisition, as the case may be (assuming due authorization, execution and delivery of this Agreement and the other Transaction Agreements to which Airborne or Airco are parties, by Airborne and Airco), enforceable against each of DHL and Acquisition in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting generally the enforcement of creditors’ rights and remedies and general principles of equity, including any limitations on the availability of the remedy of specific performance or injunctive relief regardless of whether specific performance or injunctive relief is sought in a proceeding at law or in equity.

Section 4.3    Capitalization and Share Ownership.     The authorized capital stock of Acquisition consists of 1,000 shares of common stock, par value $0.01 per share, 1,000 shares of which are duly authorized, validly issued and outstanding, fully paid, nonassessable and owned by DHL Holdings (USA), Inc. free and clear of all Liens. No class of capital stock of Acquisition is subject to preemptive (or similar) rights. Acquisition was formed solely for the purpose of engaging in a business combination transaction with Airborne and has engaged in no other business activities and has conducted its operations solely as contemplated hereby. Except as described in the first sentence of this Section 4.3, Acquisition has not issued any capital stock or any options, warrants or other rights to acquire capital stock (or securities convertible into or exercisable or exchangeable for capital stock). Except for this Agreement, there are no options, warrants or other rights to acquire capital stock or other equity or voting interests in Acquisition or securities convertible into or exercisable or exchangeable for capital stock or other equity or voting interests in Acquisition. Except for this Agreement, no Person has any right to acquire any interest in the business or assets of Acquisition (including any rights of first refusal or similar right).

Section 4.4    Governmental Authorization; Noncontravention.

(a)    The execution, delivery and performance by each of DHL and Acquisition of the Transaction Agreements to which it is a party and the consummation by each of DHL and Acquisition of the transactions contemplated thereby requires no consent, approval, authorization or permit of, action by or in respect of, or filing with or notification to, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Acquisition is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable Non-U.S. Merger Control Laws, (iv) any filings, consents, orders, etc., required under Title 49 and the rules and regulations of the FAA, (v) any filings, consents, orders, exemptions, notifications, disclaimers or authorizations required under Title 49 and the rules and regulations of the DOT, including the notice to the DOT of the change of ownership of Airco as part of the Separation, (vi) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable securities laws, whether state or foreign (including the filing of the Registration Statement with the SEC), (vii) such other consents, approvals, authorizations and notifications as are set forth on Schedule 4.4(a), and (viii) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on DHL’s ability to consummate the transactions contemplated by this Agreement.

(b)    The execution, delivery and performance by each of the DHL and Acquisition of each of the Transaction Agreements to which such Person is a party and the consummation by each of DHL and Acquisition of the transactions contemplated thereby do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of either DHL or Acquisition, (ii) assuming compliance with the matters referred to in Section 4.4(a), contravene, conflict with or result in a violation or breach of any provision of any Legal Requirement (provided that no representation or warranty is made with respect to any antitrust statue, regulation or rule as to which any consent or approval is being sought in accordance with Section 4.4(a)) applicable to DHL or Acquisition or by which its or any of their respective properties or assets are bound or affected, and (iii) assuming compliance with the matters referred to in Section 4.4(a), require any consent or other action by any Person under, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, or cause or permit the termination, cancellation, acceleration, triggering or other change of any right or obligation or the loss of any benefit to which DHL or Acquisition is entitled under (A) any provision of any agreement or other instrument binding upon DHL or Acquisition or (B) any license, permit, certificate, approval or other similar authorization held by, or affecting, or relating in any way to, the assets or business of DHL or Acquisition, other than such exceptions in the case of clauses (ii) and (iii) as would not be reasonably expected to have, individually or in the aggregate, a material adverse effect on DHL’s or Acquisition’s ability to consummate the transactions contemplated by this Agreement.

Section 4.5    Litigation.    Except for claims set forth in Schedule 4.5, (i) there is no suit, claim, action, proceeding (at law or in equity) or investigation pending or, to DHL’s knowledge, threatened against DHL or Acquisition or any of their respective properties or rights before or by any arbitrator, court or other Governmental Authority, and (ii) neither DHL nor Acquisition is subject to any outstanding judgment, writ, decree, injunction or order of any Governmental Authority or other arbitrator that, in any such case described in clauses (i) and (ii), would reasonably be expected to have, individually or in the aggregate, a material adverse effect on DHL’s ability to consummate the transactions contemplated by this Agreement. As of the date hereof, there are no suits, claims, actions, proceedings (at law or in equity) or investigations pending or, to DHL’s knowledge, threatened, seeking to or that would reasonably be expected to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the other Transaction Agreements.

Section 4.6    Ownership of Airborne Common Stock.    Neither DHL nor Acquisition beneficially own, directly or indirectly, any shares of Airborne Common Stock or is a party to any agreement, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any shares of Airborne Common Stock.

Section 4.7    Information Supplied.    None of the information supplied or to be supplied by DHL or Acquisition for inclusion or incorporation by reference in (i) the Registration Statement and each amendment or supplement thereto will, at the time it becomes effective and at the time of the Airborne Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or (ii) the Proxy Statement and each amendment or supplement thereto will, at the date it is first mailed to stockholders of Airborne and at the time of the Airborne Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that in each case no representation or warranty is made by either DHL or Acquisition with respect to statements made or incorporated by reference therein based on information relating to Airborne and its Subsidiaries supplied by Airborne or any of its Subsidiaries specifically for inclusion or incorporation by reference therein.

Section 4.8    Finders and Brokers.    No broker, finder or investment banker, financial advisor or other Person, other than Deutsche Bank AG, the fees and expenses of which will be paid by DHL, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by any of the Transaction Agreements based upon arrangements made by or on behalf of DHL.

Section 4.9    Financing.    At the Effective Time, either Acquisition will have available or DHL will make available to Acquisition the funds necessary to purchase all of the Airborne Common Stock pursuant to the Merger and to pay all fees and expenses in connection therewith.

Section 4.10    Acquisition’s Operations.    Acquisition was formed solely for the purpose of engaging in the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by the Transaction Agreements.

Section 4.11    Fraudulent Conveyance.    After giving effect to the transactions contemplated by the Transaction Agreements, as of, and only as of, the Effective Time, the Surviving Corporation and its Subsidiaries will be Solvent.

ARTICLE V

PRE-CLOSING COVENANTS AND ADDITIONAL AGREEMENTS

Section 5.1    Conduct of Business.

(a)    During the period from the date of this Agreement and prior to the earlier of the Effective Time or the Termination Date, except as specifically contemplated or permitted by this Agreement or the other Transaction Agreements or with the prior written consent of DHL, Airborne shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and use their respective best efforts to preserve intact their present business organizations, lines of business, rights and franchises and preserve their relationships with customers, suppliers, employees and others having business dealings with them. Without limiting the generality of the foregoing, except as specifically contemplated or permitted by this Agreement, the other Transaction Agreements or as set forth in Schedule 5.1 hereto, or unless DHL expressly consents in writing in advance (such consent not to be unreasonably withheld or delayed), Airborne agrees that it will not, and will cause each of its Subsidiaries not to:

(i)    willfully take any voluntary action which would cause Airborne to be unable to meet the condition set forth in Section 7.3 hereof;

(ii)    enter into, modify in any respect, terminate, renew for a period extending past the End Date, suspend or abrogate any contract, agreement, commitment, arrangement or understanding to which Airborne or any of its Subsidiaries is a party or by which any such Person or its assets is bound; provided that Airborne and its Subsidiaries shall be entitled to enter into new contracts, agreements, commitments, arrangements or understandings (A) which would involve payments by or to or the assumption of any other obligations or liabilities of any of the Surviving Corporation, Airborne or any of its Subsidiaries with a value not in excess of $1,000,000 individually or $15,000,000 in the aggregate, (B) with customers and independent contractors that are in ordinary course of business consistent with past practice, (C) to lease real property (other than with respect to any Leased Real Property) and equipment (other than with respect to any aircraft) and (D) in accordance with the other provisions of this Section 5.1(a), as long as, in any such case described in clauses (A), (B) and (C), such contracts are entered into in the ordinary course of business consistent with past practice and as long as, in the case of clause (C), the annual rental in respect of any such lease does not exceed $1,000,000; and provided, further, that Airborne and its Subsidiaries shall be entitled to enter into new collective bargaining agreements or renew any such existing agreements for a period extending past the End Date as long as Airborne has complied with the obligations set forth in Section 5.22 of this Agreement;

(iii)    sell (including sale-leaseback), lease, mortgage, encumber or otherwise dispose of or subject to a Lien (other than a Permitted Lien any assets of Airborne or any of its Subsidiaries (including the capital stock of any Subsidiary), except for (A) sales of non-material assets in the ordinary course of business consistent with past practices, (B) in connection with capital leases otherwise permitted by this Section 5.1(a) or (C) the amendment, renewal or refinancing of the Senior Credit Facility or the Accounts Receivable Facility (provided that such amendment, renewal or refinancing does not (x) increase the amounts available for borrowing thereunder, (y) materially increase the interest rate applicable to such facility or (z) impose any additional costs or obligations with respect to the prepayment or repayment of such facility);

(iv)    amend or propose to amend or otherwise change its certificate of incorporation or bylaws (or other applicable governing instruments), other than (A) the bylaw amendment approved by the Board of Directors of Airborne prior to the date hereof to effect the end of the classified board (a copy of which has been provided to DHL prior to the date hereof) and (B) the adoption by Airco of the certificate of incorporation and bylaws attached hereto as Exhibits M and N, respectively (and Airborne shall cause Airco to adopt such certificate of incorporation and bylaws prior to the consummation of the Separation);

(v)    split, combine, subdivide or reclassify any shares of its capital stock or other equity interests or declare, set aside, make or pay any dividend (other than Airborne’s regular quarterly dividend not to exceed $0.04 per share of Airborne Common Stock at normal record dates and payment dates) or other distribution (whether in cash, stock or property or any combination thereof), in respect of its or its Subsidiaries’ capital stock, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any of its securities or any securities of Airborne or any of its Subsidiaries, except for (A) dividends paid by any Subsidiary that is, directly or indirectly, wholly owned by Airborne and (B) stock for stock issuances made in connection with the exercise of any option under the Airborne Option Plans;

(vi)    issue, deliver, sell, encumber or otherwise dispose of or subject to a Lien, or authorize the issuance, delivery, sale, encumbrance or disposition of, or Lien on any shares of its capital stock of any class or other equity interests or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or other equity interests, other than (A) the issuance of shares of Airborne Common Stock upon the exercise of the Airborne Stock Options outstanding as of the date hereof in accordance with their present terms in the ordinary course of business consistent with past practice, (B) the issuance of shares of Airborne Common Stock upon the conversion of the Convertible Senior Notes and (C) as expressly contemplated in the Transaction Agreements;

(vii)    (A) materially increase benefits under any Benefits Plan, (B) materially increase funding under any Benefit Plan, except in the ordinary course of business consistent with past practice or as required by law, (C) establish, adopt, enter into, amend (other than any amendment that would result in a reduction in the costs of such Benefit Plan) or terminate any Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement in, (D) grant or agree to grant any increase in the rates of salaries or compensation payable to any Airborne Employee except in the ordinary course of business consistent with past practice (other than as required by law or in connection with the entry into, amendment, renewal of any collective bargaining agreement, as long as Airborne has complied with the obligations set forth in Section 5.22 of this Agreement), or (E) enter into, modify in any respect, terminate or renew for a period extending past the normal renewal cycle, consistent with past practice, any directors’ and officers’ liability insurance policy other than as contemplated by Section 5.10 of this Agreement;

(viii)    enter into, modify in any respect, terminate, renew for a period extending past the End Date, suspend or abrogate any existing (i) employment agreement, change in control agreement or other severance agreement, other than with respect to at will employment agreements that may be terminated without penalty or (ii) consulting agreement or sales agency contract with respect to the performance of personal services that provides for the payments in excess of $200,000 annually;

(ix)    (A) loan any money to any Airborne Employee or Affiliate of Airborne, (B) advance any money to any Airborne Employee or Affiliate of Airborne, except in the ordinary course of business consistent with past practice, or (C) loan or advance any money to any other Person (other than to Airborne or a wholly owned Subsidiary of Airborne) other than in the ordinary course of business consistent with past practice and in amounts not in excess of $1,500,000 in the aggregate outstanding at any time;

(x)    directly or indirectly acquire, make any investment (other than investments not exceeding $5,000,000 in the aggregate or investments in cash or cash equivalents consistent with past practice) in, or make any capital contributions to, any Person (other than in or to a Subsidiary of Airborne) other than in the ordinary course of business consistent with past practice;

(xi)    acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly (including by lease), any assets, other than (A) pursuant to agreements in effect as of the date hereof and set forth on Schedule 5.1, (B) in accordance with Section 5.1(a)(xxii) or (C) assets, not constituting a business, in the ordinary course of business consistent with past practice;

(xii)    repurchase or incur, or agree to repurchase or incur, any Indebtedness, other than (A) Indebtedness incurred in the ordinary course of business consistent with past practice and in amounts and on terms consistent with past practices and not in excess of $1,000,000 individually or $10,000,000 in the aggregate or (B) Indebtedness incurred in the ordinary course of business consistent with past practice or refinanced pursuant to the Senior Credit Facility and the Accounts Receivable Facility or any renewal thereof;

(xiii)    enter into, or amend in any material respect or terminate any material joint venture, partnership or other similar arrangement;

(xiv)    (A) pay, discharge or satisfy any claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction of liabilities or obligations in the ordinary course of business consistent with past practices or in accordance with their terms as in effect on the date hereof or as contemplated by this Section 5.1(a), (B) waive, release, grant, or transfer or fail to enforce any rights of material value, other than in the ordinary course of business consistent with past practices, or (C) settle or compromise any litigation, investigation, arbitration, proceeding or claim (whether or not commenced prior to the date of this Agreement), other than settlements or compromises of litigation (x) where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed $1,000,000 individually or $5,000,000 in the aggregate or (y) involving workers compensation or other employment disputes or vehicle and premises liability claims covered by insurance (subject to deductibles and self-insured retentions) settled or compromised in the ordinary course of business consistent with past practice;

(xv)    make or change any material income tax election inconsistent with past practice, amend any material income tax election or settle any material tax liability in excess of amounts reserved therefor on the financial statements of Airborne as of the date hereof;

(xvi)    enter into or amend any transaction, contract, commitment, arrangement or understanding with any Affiliate of Airborne, other than as contemplated by the Transaction Agreements;

(xvii)    except as may be required as a result of a change in law or in GAAP, change any of the accounting practices or principles used by it;

(xviii)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Airborne or any of its Subsidiaries (other than the Merger and the Separation);

(xix)    enter into any transaction, contract, commitment, arrangement or understanding that limits or otherwise restricts Airborne or any of its Subsidiaries from engaging in any business in any geographic location;

(xx)    fail to maintain all material insurance listed in Schedule 3.16 or, if such insurance has expired, obtain and maintain substantially similar insurance to the extent available at commercially reasonable terms;

(xxi)    fail to file with the DOT and the FAA all material reports required to be filed under applicable DOT or FAA rules and regulations in the ordinary course of business in order to operate the Airco Business as currently conducted until immediately prior to the Effective Time;

(xxii)    other than as set forth in the capital expenditures budget for fiscal 2003, a copy of which was delivered to DHL prior to the date hereof, make or authorize any single capital expenditure in excess of $2,000,000 or capital expenditures which are, in the aggregate, in excess of $15,000,000 for Airborne and its Subsidiaries, taken as a whole; or

(xxiii) authorize any of, or commit or agree to take any of, the foregoing actions.

(b)    The Parties agree to establish, promptly after the date hereof, a process pursuant to which any consent required from DHL under Section 5.1(a) will be sought and addressed in a timely manner, including by designating a contact person at a senior level at each of the Parties to administer the consent process.

Section 5.2    Preparation of the Registration Statement and the Proxy Statement.

(a)    Promptly following the execution of this Agreement, Airborne shall prepare and file with the SEC the Proxy Statement, and Airborne shall cause Airco to, prepare and file with the SEC the Registration Statement (in which the Proxy Statement will be included as a prospectus). The Proxy Statement will include an explanation that a vote to approve the Merger and adopt the Merger Agreement will constitute approval of the Merger, regardless of whether the Merger Consideration consists solely of Cash Consideration or a combination of Cash Consideration and Stock Consideration in accordance with Article II. Airborne shall, and shall cause Airco to, use its respective best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the Merger, and DHL shall use its best efforts to assist Airborne and Airco in this regard. Airborne will cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each of the Parties shall furnish all information concerning itself and its Subsidiaries to the other as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Registration Statement and the preparation, filing and distribution of the Proxy Statement. Airborne shall cause the Proxy Statement and Airborne and Airco shall cause the Registration Statement to comply as to form and substance in all material respects with the applicable requirements of (i) the Exchange Act, including Sections 14(a) and 14(d) thereof and the respective regulations promulgated thereunder, (ii) the Securities Act, (iii) the rules and regulations of The New York Stock Exchange, Inc. and the Pacific Exchange, Inc., and (iv) the DGCL.

(b)    The Proxy Statement shall include the unanimous and unconditional Airborne Board Recommendation, except as otherwise provided in Section 5.5(c) of this Agreement.

(c)    The Parties shall promptly provide copies, consult with each other and prepare written responses with respect to any written comments received from the SEC with respect to the Proxy Statement and the Registration Statement and advise one another of any oral comments with respect to the Proxy Statement and the Registration Statement received from the SEC. The Parties will cooperate in preparing and filing with the SEC any necessary amendment or supplement to the Proxy Statement or the Registration Statement. Neither the Proxy Statement nor the Registration Statement shall initially be filed with the SEC, and no amendment or supplement to the Proxy Statement or Registration Statement shall be filed with the SEC, without the approval of both DHL and Airborne, which approvals shall not be unreasonably withheld or delayed. Notwithstanding the forgoing, but without limiting any provision of Section 5.5 or Article IX, in the event that an Acquisition Proposal has been made and continues to be pending, Airborne shall have the right to file of any amendment or supplement to the Proxy Statement or Registration Statement that addresses such Acquisition Proposal without DHL’s prior consent.

(d)    If, at any time after the mailing of the definitive Proxy Statement and prior to the Airborne Stockholders Meeting, any event should occur that results in the Proxy Statement or the Registration Statement containing an untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, or that otherwise should be described in an amendment or supplement to the Proxy Statement or the Registration Statement Airborne, Airco and DHL shall promptly notify each other of the occurrence of such event and then promptly prepare, file and clear with the SEC such amendment or supplement and Airborne shall, as may be required by the SEC, mail to its stockholders each such amendment or supplement.

Section 5.3    Compliance with Antitrust Requirements.

(a)    As promptly as practicable after the date hereof, each of the Parties shall file or cause to be filed all necessary (i) Notification and Report Forms mandated by the HSR Act to be filed by them or by any other Person as a result of the transactions contemplated by this Agreement and (ii) notices, reports and other documents or materials required to be filed with any non-U.S. Governmental Authorities by them or by any other Person as a result of the transactions contemplated by this Agreement, including under any applicable Non-U.S. Merger Control Laws, and, in each case, to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to such laws or by such Governmental Authorities and to use its best efforts to cause the expiration or termination of any applicable waiting period under the HSR Act or an Non-U.S. Merger Control Laws and the receipt of any applicable approvals under such laws or from such Governmental Authorities as soon as practicable. Notwithstanding anything to the contrary in this Agreement, neither DHL, any of DHL’s Subsidiaries nor Airborne shall be required to or shall agree (and Airborne shall cause Airco not to agree) to any prohibition, limitation or other requirements that would (A) adversely affect any rights or obligations of such Party or the Surviving Corporation under the Transaction Agreements in a manner which, individually or in the aggregate, would reasonably be expected to be materially adverse to the assets, liabilities, business, results of operations, or condition (financial or otherwise) of such Party or the Surviving Corporation and its Subsidiaries, taken as a whole, or (B) materially impair the ability of such Party or the Surviving Corporation to conduct its business as currently conducted or as contemplated to be conducted by the Transaction Agreements.

(b)    Each of the Parties shall, in connection with the efforts referenced in Section 5.3(a), use its best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform each of the other Parties of any communication received by such Party from, or given by such Party to, the FTC, the DOJ or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by this Agreement, (iii) consult with each other in advance to the extent practicable of any meeting or conference with the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other Parties the opportunity to attend and participate in such meetings and conferences, and (iv) prevent or contest the imposition of any judgment, injunction, order or decree of any Governmental Authority seeking to enjoin, restrain or delay the consummation of the transactions contemplated by any of the Transaction Agreements.

Section 5.4    Airborne Stockholders’ Meeting.

(a)    Whether or not the board of directors of Airborne shall take any action permitted by Section 5.5(c), Airborne shall establish a record date for and shall cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement, the Merger and the related transactions (such meeting, the “Airborne Stockholders’ Meeting”). In connection with the Airborne Stockholders’ Meeting, Airborne, acting through its board of directors, will, subject to Section 5.5(c), (i) recommend the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby, (ii) use all reasonable efforts to obtain the necessary approvals by its stockholders of this Agreement, the Merger and the other transactions contemplated hereby and (iii) otherwise comply with all Legal Requirements applicable to such meeting.

(b)    Unless this Agreement is previously terminated in accordance with Article IX, Airborne shall submit this Agreement to its stockholders at the Airborne Stockholders’ Meeting even if the board of directors of Airborne determines at any time after the date hereof that the Merger is no longer advisable or recommends that Airborne stockholders reject this Agreement and the transactions contemplated hereby.

Section 5.5    No Solicitation.

(a)    From the date of this Agreement until the earlier of the Effective Time or the Termination Date, Airborne will not, and will cause its Subsidiaries and the officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents, advisors or representatives (collectively, the “Representatives”) of Airborne or any of its Subsidiaries not to, directly or indirectly:

(i)    solicit, initiate or encourage any Acquisition Proposal or inquiry for an Acquisition Proposal, or engage in any discussions or negotiations regarding an Acquisition Proposal or any such inquiry;

(ii)    disclose any non-public information relating to Airborne or any of its Subsidiaries, or their businesses, assets, liabilities or prospects or afford access to the properties, books or records of Airborne or any of its Subsidiaries to, any Person who has made or may reasonably be expected to make an inquiry regarding an Acquisition Proposal or an Acquisition Proposal; or

(iii)    otherwise take any action to facilitate or encourage the submission of any inquiry regarding an Acquisition proposal or any Acquisition Proposal or, subject to clause (c) below, agree to recommend or accept an Acquisition Proposal;

provided that, prior to obtaining the Airborne Stockholders’ Approval, Airborne may negotiate or otherwise engage in discussions with, and furnish non-public information relating to Airborne or any of its Subsidiaries, or their businesses, assets, liabilities or prospects or afford access to the properties, books or records of Airborne or any of its Subsidiaries to, any Person (other than DHL or any other controlled Affiliate of Deutsche Post, AG) (a “Third Party”) who delivers an unsolicited written bona fide Acquisition Proposal that the board of directors of Airborne determines in good faith could reasonably be expected to lead to a Superior Proposal if and only to the extent that (A) Airborne has complied with the terms of this Section 5.5, including the requirement in Section 5.5(b) that it notify DHL of its receipt of any Acquisition Proposal or inquiry regarding an Acquisition Proposal, (B) Airborne simultaneously provides to DHL any non-public information to be furnished to the Third Party, (C) the board of directors of Airborne determines in good faith, after receiving the advice of Airborne’s outside counsel, that the failure to take such action would constitute a breach of its fiduciary duties under applicable laws and (D) prior to furnishing information to, requesting information from, or engaging in negotiations or discussions with the Third Party, the Third Party executes a confidentiality agreement with terms no less favorable in the aggregate to Airborne than those contained in the confidentiality agreement, dated as of April 11, 2001, as amended, by and between DHL and Airborne (the “Confidentiality Agreement”).

“Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal from a Third Party that is for more than fifty percent (50%) of the voting power of Airborne or all or substantially all of the assets of Airborne and its Subsidiaries, taken as a whole, and which a majority of the entire board of directors of Airborne determines in good faith (on the basis of the advice of a financial advisor of nationally recognized reputation and after receiving the advice of its outside legal counsel), taking into account the Person making the Acquisition Proposal and the likelihood and timing of consummation (including the financial, legal, regulatory and other aspects of the Acquisition Proposal deemed relevant by the board of directors of Airborne in good faith), would result in a transaction that is superior from a financial point of view to Airborne’s stockholders than the Merger and the other transactions contemplated by this Agreement and the other Transaction Agreements, including any proposed alterations of the terms of this Agreement and the other Transaction Agreements proposed by DHL in response to such Superior Proposal.

(b)    Airborne will notify DHL and Acquisition promptly (but in no event later than twenty-four (24) hours) after receipt by Airborne (or any of its Representatives) of any Acquisition Proposal or inquiry regarding an Acquisition Proposal, or of any request for non-public information relating to Airborne or any of its Subsidiaries or for access to the properties, books or records of Airborne or any of its Subsidiaries by any Person. Airborne shall provide such notice orally and in writing and shall identify the Person making, and the material terms and conditions of, any such Acquisition Proposal, inquiry, indication or request, and shall keep DHL fully informed, on a current basis (but in any event no later than twenty-four (24) hours), of any material developments or changes thereto. Airborne shall, and shall cause its Representatives to, cease immediately and cause to be terminated all activities, discussions or negotiations, if any, with any Persons conducted prior to the date hereof with respect to any Acquisition Proposal.

(c)    Neither the board of directors of Airborne nor any committee thereof shall (i) withdraw, modify or qualify in a manner adverse to DHL, or publicly propose to withdraw or so modify or qualify, the Airborne Board Recommendation, (ii) recommend, endorse or approve or publicly propose to recommend, endorse or approve any Acquisition Proposal or the approval or adoption thereof, (iii) cause or permit Airborne to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, joint venture agreement or other agreement or understanding constituting or relating to any Acquisition Proposal (excluding a confidentiality agreement permitted under Section 5.5(a)) or (iv) agree or resolve to take any of the actions prohibited by the preceding clauses (i), (ii) or (iii) (any action under clauses (i), (ii), (iii) or (iv), a “Prohibited Action”). Notwithstanding the foregoing, prior to obtaining the Airborne Stockholders’ Approval, Airborne shall be permitted to take any of the actions prohibited by clauses (i), (ii), (iii) or (iv) of the preceding sentence and terminate this Agreement in accordance with Section 9.1(d)(i), if and only if (A) Airborne has complied with the terms of this Section 5.5 (except for any failure to comply that would not adversely affect the rights of DHL under this Section 5.5), (B) an unsolicited Superior Proposal shall have been proposed by any Third Party and such Superior Proposal is pending at the time the Board of Directors determines to take any such action (and such Superior Proposal continues to constitute a Superior Proposal after taking into account any modifications proposed by DHL during the notice period referred to in clause (D) below), (C) the board of directors of Airborne determines in good faith, after receiving the advice of Airborne’s outside counsel, that a failure to take such action would constitute a breach of its fiduciary duties under applicable law, and (D) Airborne shall have delivered to DHL a prior written notice advising DHL that it intends to take such action and describing its reasons for taking such action (such notice to be delivered not less than four (4) Business Days prior to the time such action is taken); provided that during any such period, Airborne and Airco shall be obligated to consider in good faith any modifications or alternatives to this Agreement and the other Transaction Agreements proposed by DHL or Acquisition to result in an equivalent or superior proposal.

(d)    Nothing contained in this Section 5.5 shall prevent the board of directors of Airborne from taking and disclosing to the stockholders of Airborne a position with respect to an Acquisition Proposal by a Third Party to the extent required by Rule 14e-2 and Rule 14d-9 under the Exchange Act; provided that nothing in this Section 5.5(d) shall affect the obligations of Airborne or any of its Subsidiaries or any of the boards of directors or any committees thereof under Section 5.4 or this Section 5.5.

Section 5.6    Best Efforts; Consents.

(a)    Subject to the terms and conditions of this Agreement, each of the Parties shall, and shall cause their respective Subsidiaries to, use their best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement and the other Transaction Agreements, including (i) the obtaining of any necessary consent, authorization, order or approval of, or any exemption by, any Governmental Authority and/or any other public or private third party which is required to be obtained by such Party or any of its Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement (provided that Airborne shall not pay or agree to pay any material amount or agree to any other material liability or obligation to obtain a consent without the prior written approval of DHL) and the making or obtaining of all necessary filings and registrations with respect thereto, (ii) the defending of any of any lawsuits or other legal proceedings before any Governmental Authority seeking to enjoin, restrain or delay the consummation of the transactions contemplated by any of the Transaction Agreements and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the other Transaction Agreements. Notwithstanding anything to the contrary in this Agreement, and subject to Section 5.12(a), neither DHL, Acquisition nor Airborne shall be required to or shall agree (and Airborne shall cause Airco not to agree) to any prohibition, limitation or other requirements that would (A) adversely affect any rights or obligations of such Party or the Surviving Corporation under the Transaction Agreements in a manner which, individually or in the aggregate, would reasonably be expected to be materially adverse to the assets, liabilities, business, results of operations, or condition (financial or otherwise) of such Party or the Surviving Corporation and its Subsidiaries, taken as a whole, or (B) materially impair the ability of such Party or the Surviving Corporation to conduct its business as currently conducted or as contemplated to be conducted by the Transaction Agreements.

(b)    Subject to the terms and conditions of this Agreement, and at DHL’s expense, Airborne shall, and shall cause its Subsidiaries, including Airco to, use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with DHL and its Affiliates in doing, all things reasonably requested by DHL as being necessary, proper or advisable to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Authority and/or any other public or private third party which will enable DHL to take possession of and operate the business and properties of Airborne from and after the Effective Time with as little disruption as possible (provided that Airborne shall not pay or agree to pay any material amount or agree to any other material liability or obligation to obtain a consent without the prior written approval of DHL), including (i) having the Surviving Corporation registered in good standing by the DOT as a foreign freight forwarder, (ii) making or obtaining of all necessary filings and registrations with respect thereto and (iii) the execution and delivery of any additional instruments necessary to consummate the foregoing.

Section 5.7    Interim Financial Statements; Access to Information; Notification of Certain Matters.

(a)    For each fiscal month, quarter and year ending between the date of this Agreement and the Closing Date, Airborne shall deliver to DHL:

(i)    unaudited monthly Airborne consolidating financial statements (the “Monthly Statements”) within thirty (30) days after the end of each fiscal month;

(ii)    unaudited quarterly consolidated financial statements for Airborne and its Subsidiaries within forty-five (45) days after the end of each fiscal quarter; and

(iii)    audited annual consolidated financial statements for Airborne and its Subsidiaries within ninety (90) days after the end of any fiscal year (and Airborne shall use commercially reasonable efforts to deliver such annual financial statements within sixty (60) days after the end of such fiscal year).

Airborne shall also deliver to DHL any other similar regularly prepared financial statements regarding Airborne, its business, the Airborne Business or the Airco Business (as each would be constituted after the consummation of the Separation) that DHL may reasonably request. Except as may otherwise be noted therein, the Monthly Statements shall be prepared, and upon delivery of each Monthly Statement to DHL, Airborne shall be deemed to represent and warrant to DHL that such Monthly Statement has been prepared in accordance with the books and records of Airborne and in a manner consistent with past practices.

(b)    Throughout the period prior to the earlier of the Effective Time or the Termination Date, Airborne shall, and shall cause each of its Subsidiaries to, afford to DHL and its officers, employees, counsel, financial advisors and other representatives prompt, reasonable access during normal business hours to all of Airborne’s and its Subsidiaries’ properties, books, contracts, commitments, personnel and records and, during such period, Airborne shall, and shall cause each of its Subsidiaries to, furnish as promptly as practicable to DHL such information concerning Airborne’s and its Subsidiaries businesses, properties, financial condition, operations and personnel as DHL may from time to time reasonably request; provided that Airborne may restrict the foregoing access to the extent that any law, rule or regulation of any Governmental Authority applicable to Airborne or its Subsidiaries requires that Airborne or its Subsidiaries restrict access to any properties or information. Any such investigation by DHL shall not affect the representations or warranties of Airborne contained in this Agreement. DHL will hold any information provided under this Section 5.7 in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

(c)    Airborne shall provide, as they become available on or after the date hereof and through the Effective Time, with respect to each Benefit Plan (other than a Multiemployer Plan) current, accurate and complete copies of (i) Forms 5500 and attached schedules, (ii) audited financial statements and (iii) actuarial valuation reports.

Section 5.8    Employee Benefits.

(a)    For a period of twelve (12) months following the Effective Time, DHL shall provide, or shall require the Surviving Corporation to provide, active employees of the Surviving Corporation with employee benefits that are no less favorable in the aggregate than those provided by Airborne or its Subsidiaries to such employees under the Benefit Plans as of the Effective Time, after giving effect to the Employee Matters Agreement; provided that in no event shall DHL, the Surviving Corporation or any of their Affiliates be obligated to continue, provide or otherwise take into account any Benefit Plan that relates to equity interests or that is an equity-based arrangement, any benefits provided under any change-in-control or parachute agreement, and any benefits provided with respect to any non-qualified deferred compensation plan or supplemental retirement plan; and provided, further, that nothing herein shall be construed to mean that DHL, the Surviving Corporation or any of their Affiliates cannot amend or terminate any particular Benefit Plan or any other employee benefit, compensation or incentive plan, policy or arrangement so long as the requirements of this Section 5.8 and applicable law are otherwise satisfied. Notwithstanding the foregoing, with respect to active employees of the Surviving Corporation who were participants in the Airborne Express Supplement Executive Retirement Plan, as amended as of August 15, 2001 (the “SERP”) (or a substantially comparable substitute), as of the Effective Time, after giving effect to the Employee Matters Agreement, DHL shall maintain the SERP (or, with respect to any such participant, shall maintain a substitute plan providing benefits no less favorable in all respects than the benefits such participant would have received under the SERP) at least until the earlier of (i) December 31, 2007 or (ii) the date that such current participants are no longer employees of the Surviving Corporation or any of its Affiliates, with no amendment that would affect benefits accrued as of the Effective Time, the rate of future benefit accruals, forms and timing of payment or methods of calculating benefits with respect to any such participant without such participant’s consent. Nothing in the foregoing shall be construed to cancel or impair existing contractual obligations of Airborne or its Subsidiaries to any Airborne Employee in effect at the Effective Time.

(b)    With respect to any employee benefit plans of DHL in which the employees of the Surviving Corporation participate subsequent to the Effective Time, DHL shall, or shall cause the Surviving Corporation to (i) waive all limitations as to pre-existing condition exclusions applicable to such employees to the same extent such exclusions would have been waived under the Benefit Plans in which such employees were participating immediately prior to the Effective Time, and (ii) recognize all service of the employees of Airborne or its Subsidiaries with such entity for purposes of eligibility to participate and vesting under any employee benefit plan of DHL in which such employees may be eligible to participate after the Effective Time to the same extent taken into account under the Benefit Plans in which such employees participated immediately prior to the Effective Time.

(c)    From and after the date hereof and through the Effective Date: (i) neither Airborne, any of its Subsidiaries nor any member of their respective Controlled Group will take any action that will cause any of them to incur any material withdrawal liability under Title IV of ERISA; and (ii) Airborne shall provide DHL with a copy of any notice received by Airborne, any of its Subsidiaries or any member of their respective Controlled Group that any of them would have a material withdrawal liability if they were to withdraw from any Multiemployer Plan.

(d)    Airborne shall (i) amend the Airborne Freight Corporation Director Stock Bonus Plan to provide that (A) such Director Stock Bonus Plan shall be frozen as of the date hereof for new awards, and (B) all outstanding rights to receive shares of Airborne Common Stock thereunder shall be accelerated and all shares issuable from stock accounts thereunder shall be issued to participants prior to the Effective Time, and (ii) freeze the Airborne Employee Stock Purchase Plan as of the date hereof, such that, in each case, from and after the date hereof no additional shares shall be issuable or awarded under either such plan, whether for shares of Airborne Common Stock, shares of Airco Common Stock or shares of DHL common stock.

(e)    Nothing in this Agreement shall confer upon any Person any right to continued employment with DHL, the Surviving Corporation or any of their Affiliates, nor shall anything herein interfere with the right of DHL, the Surviving Corporation or any of their Affiliates to terminate the employment or services of any Person at any time following the Effective Date, with or without cause, or to restrict any of DHL, the Surviving Corporation or any of their Affiliates in modifying any of the terms and conditions of the employment or service relationship of any Person following the Effective Date. Except as set forth in Section 5.10, nothing in this Agreement, express or implied, shall confer upon any Airborne Employee (or any of their respective beneficiaries or alternate payees) any rights or remedies under or by reason of this Agreement.

Section 5.9    Control of Other Party’s Business.    Nothing contained in this Agreement shall give DHL or Acquisition, directly or indirectly, the right to control or direct Airborne’s operations prior to the Effective Time. Nothing contained in this Agreement shall give Airborne, directly or indirectly, the right to control or direct DHL’s or Acquisition’s operations prior to the Effective Time. Prior to the Effective Time, each of the Parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations.

Section 5.10    Directors’ and Officers’ Indemnification and Insurance.

(a)    The Surviving Corporation shall (i) indemnify and hold harmless all past and present directors, officers and employees (in all of their capacities) of Airborne and its Subsidiaries (which, for the avoidance of doubt, includes Airco up until the Effective Time) (such Persons, the “Indemnified Parties”) (A) to the same extent such Persons are indemnified as of the date hereof (or, in the case of Airco, as they would have be so entitled pursuant to the certificate of incorporation and bylaws attached as Exhibits hereto if such documents were in effect) by Airborne pursuant to Airborne’s or any Subsidiaries’ certificate of incorporation and bylaws as in existence on the date hereof and (B) without limitation to clause (A), to the fullest extent permitted by law, for any reasonable costs or expenses (including advancing reasonable attorney’s fees and expenses to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Action, in each case arising out of, relating to or in connection with acts or omissions occurring or alleged to have occurred prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), so long as such Person gives the Surviving Corporation the opportunity to defend any such Action and does not effect any settlement without the Surviving Corporation’s prior written consent (such consent not to be unreasonably withheld or delayed), and (ii) include and cause to be maintained in effect in the Surviving Corporation’s (or any successor’s) certificate of incorporation and bylaws after the Effective Time, provision regarding the elimination of liability of directors and the indemnification of the Indemnified Parties which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current certificate of incorporation and bylaws of Airborne.

(b)    DHL and the Surviving Corporation shall cause to be maintained for a period of at least six (6) years after the Effective Time coverage under Airborne’s directors’ and officers’ liability insurance policies as in effect on the date hereof for acts or omissions occurring prior to the Effective Time (“D&O Insurance”); provided that (A) DHL may substitute therefor policies with a reputable insurer of comparable credit quality of substantially similar coverage and amounts containing terms no less advantageous in the aggregate to the Indemnified Parties, (B) if the existing D&O Insurance expires or is canceled during such period, DHL and the Surviving Corporation will use their commercially reasonable efforts to obtain substantially similar D&O Insurance from a reputable insurer of comparable credit quality, (C) in no event shall DHL or the Surviving Corporation be required to expend more than 250% of the last annual premiums paid by Airborne immediately prior to the Effective Time (the “Maximum Premium Amount”) to maintain or procure D&O Insurance pursuant to this Section 5.10 and (D) if the annual premiums of such D&O Insurance would exceed the Maximum Premium Amount, DHL or the Surviving Corporation shall obtain a policy with the greatest coverage reasonably available for a cost not exceeding the Maximum Premium Amount.

(c)    The provisions of this Section 5.10 shall survive consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

(d)    In the event the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or such other entity that after (i) or (ii) conducts the greater part of the United States air express business of DHL, as the case may be, shall assume the obligations in this Section 5.10.

(e)    The Surviving Corporation shall pay all reasonable costs and expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations set forth in this Section 5.10.

(f)    Prior to the Effective Time, Airborne may renew or replace its existing D&O Insurance with policies that provide substantially similar coverage for a one (1) year period on such commercially reasonable terms as are available in the market for someone similarly situated to Airborne; provided that, if such insurance is not available on commercially reasonable terms for a one year period, Airborne may obtain coverage for a period of up to two (2) years.

Section 5.11    Financing.

(a)    General.    At the cost and expense of DHL, Airborne agrees to, and to cause its Subsidiaries and its and their respective officers, employees, advisors and accountants to, reasonably cooperate with the DHL and Acquisition in connection with the arrangement by DHL of any financing to be consummated prior to or contemporaneously with the Closing in respect of the transactions contemplated by this Agreement, including any refinancing or replacement of any existing, or the arrangement of any new, facility for Indebtedness of Airborne or its subsidiaries, or commencing any tender offer and/or consent solicitation (subject to consummation of the Merger) with respect to outstanding notes or bonds. Without limiting the generality of the foregoing, such cooperation shall include participation in meetings, due diligence sessions, road shows, the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, comfort letters of accountants and legal opinions (the “Offering Materials”), as may be reasonably requested by DHL; provided, however, that in no event will the board of directors of Airborne or any of its Subsidiaries be obligated to approve the issuance of any debt or equity securities or any guarantees. In conjunction with the obtaining of any such financing, Airborne agrees, at the reasonable request of DHL, to call for prepayment or redemption, or to prepay or redeem, or to attempt to renegotiate the terms of, any then existing Indebtedness of Airborne or any of its Subsidiaries; provided that no such prepayment or redemption or call for prepayment or redemption or renegotiated terms shall actually be made or become effective (nor shall Airborne be required to incur any liability in respect of any such prepayment or redemption or call therefor or renegotiation thereof) prior to the Effective Time. DHL shall indemnify and hold harmless Airborne, its Subsidiaries and its and their respective officers, employees, advisors and accountants who participate or cooperate in any financing effort at the request of DHL for any loss, liability, claim, damage and expense whatsoever incurred by such Person as a result of their participation in such financing effort; provided that DHL shall not be obligated to indemnify and hold harmless any Person for any loss, liability, claim, damage and expense caused by or arising out of (i) any untrue statement of a material fact made by such Person or omission by such Person to state a material fact necessary in order not to mislead the recipient of such statement to the extent set forth in the Offering Materials, (ii) such Person’s willful misconduct or (iii) such Person’s gross negligence.

(b)    Convertible Senior Notes.    Subject to any refinancing of the Convertible Senior Notes, DHL agrees to cause the Surviving Corporation to assume, or cause its Subsidiaries to assume, effective as of the Effective Time, by a supplemental indenture, in full compliance with the terms of the Convertible Senior Notes Indenture, the payment of the principal of, premium, if any, and interest on the Convertible Senior Notes and the performance of Airborne’s covenants under the Convertible Senior Notes Indenture and the obligations of Sky Courier, Inc., Wilmington Air Park, Inc., Airborne FTZ, Inc., Airborne Express, Inc. and Aviation Fuels, Inc. under the guarantees provided in connection therewith. With respect to the obligations of Airco and Sound Suppression, Inc. under the guarantees provided in connection therewith, the Parties agree to use their commercially reasonable efforts to seek a release of Airco and Sound Suppression, Inc. from such guarantees.

(c)    7.35% Notes.    Subject to any refinancing of the 7.35% Notes, DHL agrees to cause the Surviving Corporation to assume, or cause its Subsidiaries to assume, effective as of the Effective Time, by a supplemental indenture, in full compliance with the terms of the 7.35% Notes Indenture, all of the obligations of Airborne Express under the 7.35% Notes and the 7.35% Notes Indenture and the obligations of Wilmington Air Park, Inc. and Airborne FTZ, Inc. under the guarantees provided in connection therewith. With respect to the obligations of Airco under the guarantee by Airco in connection with the 7.35% Notes Indenture, the Parties agree to use their commercially reasonable efforts to seek a release of Airco from such guarantee.

(d)    Wilmington Air Park Industrial Development Revenue Bonds.    Subject to any refinancing of the Wilmington Air Park Industrial Development Revenue Bonds, the Parties agree use their commercially reasonable efforts to seek a consent from the appropriate Persons to allow the debt to remain with the Surviving Corporation and its Subsidiaries. The Surviving Corporation shall redeem the Wilmington Air Park Industrial Development Revenue Bonds in accordance with their terms if the appropriate consents are not obtained.

(e)    Senior Credit Facility; Accounts Receivables Facility.    Subject to any refinancing of the Senior Credit Facility or the Accounts Receivable Facility, the Surviving Corporation shall, at the Effective Time, repay in full all amounts owing under the Senior Credit Facility and Accounts Receivable Facility and cause to remain in place or provide substitute letters of credit or other comparable arrangements as have been issued under such facilities. Airborne agrees to cooperate with DHL in providing any notices to lenders required under the Senior Credit Facility or Accounts Receivable Facility to facilitate such repayment.

(f)    Aircraft Leases.    The Parties agree to use their commercially reasonable efforts to seek any necessary consents from the respective lessors under the Aircraft Leases due to the change of control of Airco and to release Airborne and Airborne Express, Inc. from the guarantees relating thereto. If the lessors under the Aircraft Leases will not consent to the release of Airborne and Airborne Express, Inc. under the guarantees relating thereto, then, subject to any refinancing of the Aircraft Leases, the Surviving Corporation and Airborne Express shall remain obligated under such guarantees.

(g)    ALS Mortgage.    Subject to any refinancing of the ALS Mortgage, the Parties agree to use their commercially reasonable efforts to seek any necessary consents from the mortgagee under the ALS Mortgage due to the change of control of Advanced Logistics Services Inc. If the mortgagee under the ALS Mortgage will not consent to the change of control, the Surviving Corporation shall, at the Effective Time, repay in full all amounts owing under the ALS Mortgage.

(h)    Indemnity.    DHL and the Surviving Corporation shall indemnify and hold harmless Airco for any loss, liability, claim, damage and expense whatsoever incurred by Airco under (i) the guarantee relating to the Convertible Senior Notes Indenture, (ii) the guarantee relating to 7.35% Notes Indenture, (iii) the Senior Credit Facility and (iv) the Aircraft Leases as a result of the breach of such Aircraft Leases arising out of the Merger or the Separation. Airco shall be considered a third party beneficiary to this Section 5.11.

(i)    Acknowledgment.    The Parties acknowledge that DHL is obligated to proceed with the Merger and the transactions contemplated by this Agreement whether or not (i) the Merger or such transactions may violate or conflict with the foregoing Indebtedness or (ii) the consents and releases referred to in this Section 5.11 are obtained.

Section 5.12    DOT.

(a)    As promptly as practicable after the date hereof, each of the Parties shall file or cause to be filed all necessary notices, reports and other documents or materials required to be filed with the DOT by them or by any other Person as a result of the Merger and the Separation and, in each case, to supply as promptly as practicable any additional information and documentary material that may be requested by the DOT and to use its best efforts to obtain the DOT Approval as soon as practicable. Notwithstanding anything in this Agreement to the contrary, neither DHL, Acquisition nor Airborne shall be required to or shall agree (and Airborne shall cause Airco not to agree) to any changes to the Transaction Agreements in connection with the Parties’ efforts to obtain the DOT Approval unless (i) such changes, individually and in the aggregate, are commercially reasonable from the perspective of the Surviving Corporation and Airco or (ii) DHL so requests in writing and the requested changes, individually and in the aggregate, are commercially reasonable from the perspective of Airco.

(b)    Each of the Parties shall, in connection with the efforts referenced in Section 5.12(a), use its best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform each of the other Parties of any communication received by such Party from, or given by such Party to, the DOT and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by this Agreement, and (iii) consult with each other in advance to the extent practicable of any meeting or conference with the DOT or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOT or other Person, give the other Parties the opportunity to attend and participate in such meetings and conferences.

(c)    Notwithstanding anything contained in this Agreement, the failure to obtain the DOT Approval (and the likely effects thereof), in and of itself, shall not (i) constitute a Material Adverse Effect, (ii) be the basis for the breach of any representation, warranty or covenant, (iii) except as expressly provided herein, be a condition to the Parties’ obligations to consummate the Merger or effect the transactions contemplated by the Transaction Agreements or (iv) except as expressly provided herein, provide grounds for terminating any of the Transaction Agreements.

(d)    Subject to the terms and conditions of this Agreement, in the event a Legal Prohibition has been issued or obtained by the DOT or otherwise arises under Title 49 prior to the End Date, DHL shall use its best efforts to have any such Legal Prohibition removed, including by proposing to the appropriate Governmental Authority to pay the Alternative Consideration in lieu of the Cash Consideration and Stock Consideration and to take such other actions as are consistent therewith to the extent necessary to remove such Legal Prohibition, including doing or permitting Airborne or Airco to do any of the following: making any required filings, withdrawing any pending applications, including for any foreign freight forwarder license for the Surviving Corporation, surrendering any authorities and otherwise acting to permit DHL to lawfully own the assets and properties of Airborne and Airco after the Effective Time (the “Remedial Actions”). In the event that such a proposal is sufficient to remove or avoid such Legal Prohibition, DHL shall take all actions necessary to consummate the Merger and pay the Alternative Consideration in lieu of the Cash Consideration and Stock Consideration and shall take such other actions as are consistent therewith to the extent necessary to remove such Legal Prohibition, including taking, or permitting Airborne or Airco to take, any of the Remedial Actions.

(e)    The parties acknowledge and agree that Section 5.12(d) is intended to provide an allocation of risk among the parties, and that DHL has accepted this risk. Section 5.12(d) is not intended to circumvent the authority of the DOT or any other Governmental Authority.

Section 5.13    The Separation.

(a)    Airborne will, and will cause all of its appropriate Subsidiaries to, use their best efforts to take all steps to be prepared to consummate the Separation in accordance with the terms of the Separation Agreement as of immediately prior to the Effective Time. DHL will cause DHL Holdings (USA), Inc. to make the Loan (as defined in the Separation Agreement) to Airco as provided in the Separation Agreement.

(b)    Prior to the Effective Time, DHL shall have the right from time to time to review the Schedules to the Separation Agreement and the supporting information. In connection with any such review, Airborne shall, and shall cause each of its Subsidiaries to, (i) afford to DHL and its officers, employees, counsel, financial advisors and other representatives prompt, reasonable access during normal business hours to all of Airborne’s and its Subsidiaries’ properties, books, contracts, commitments, personnel and records, (ii) furnish as promptly as practicable to DHL such information concerning the Separation of the Airco Business from the businesses, properties, operations and personnel of Airborne and its Subsidiaries as DHL may from time to time reasonably request and (iii) keep DHL fully informed, on a current basis, of its progress in preparing for the Separation and to regularly consult with DHL with respect to the appropriate strategy for effecting the Separation. Any such review by DHL shall not affect the representations or warranties of Airborne contained in this Agreement. DHL will hold any information provided under this Section 5.13 in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

(c)    Each of the Parties hereby agrees to amend this Agreement to substitute a revised Separation Agreement to (i) amend the Separation Agreement in any reasonable manner requested by DHL in order to obtain the most tax-efficient structure for the formation and distribution of Airco; provided that such amendment will (A) not result in a material increase in Airco’s Taxes for a taxable period or portion thereof beginning on or after the Closing Date, (B) not increase the amounts that would otherwise be outstanding under the Promissory Notes, (C) not result in an adverse effect on the tax treatment of the Separation or the Merger for Airborne’s stockholders or (D) materially adversely affect Airco or the stockholders of Airborne and (ii) amend the Schedules to the Separation Agreement (x) in any manner reasonably requested by either party in order to ensure that Airco will, after the Effective Time, be able to perform the Airco Business and its obligations under the ACMI Agreement or conduct any other business contemplated by the business plan for Airco provided to DHL prior to the date hereof or (y) as the Parties may otherwise agree. Airborne here by agrees to, and will cause all of its Subsidiaries to, (1) subject to Section 5.6(a), not enter into any additional agreement with respect to the Separation of the Airco Business from the businesses, properties, operations and personnel of Airborne and its Subsidiaries and (2) not enter into any agreement that is inconsistent with the terms of the transactions contemplated by the Separation Agreement. No amendment to the Separation Agreement described in  Section 5.13(c)(i) that causes any of the representations set forth in Section 3.13 to be untrue or incomplete shall result in a failure to satisfy the closing condition set forth in Section 7.3 hereunder.

Section 5.14    Amendments to the Transaction Agreements.    Prior to the Effective Time, each of the Parties agrees that it will, and Airborne will cause Airco and any of its other Subsidiaries to, not amend, waive or modify, or agree to amend, waive or modify, any rights under or relating to any of the Transaction Agreements without the express prior written consent of the other Parties hereto. Notwithstanding the foregoing, and subject to Sections 5.3, 5.6 and 5.12, each of the Parties agrees to use its best efforts to take all steps necessary to consummate the transactions contemplated by the Transaction Agreements, including executing and delivering any amendments to the Transaction Agreements that may reasonably be required to effect the transactions contemplated thereby; provided that, subject to Section 5.12, no Party shall be obligated to agree to any such amendment that would (i) adversely effect any rights or obligations of such Party or the Surviving Corporation under the Transaction Agreements in a manner which, individually or in the aggregate, would reasonably be expected to be materially adverse to the assets, liabilities, business, results of operations, or condition (financial or otherwise) of such Party or the Surviving Corporation and its Subsidiaries, taken as a whole, or (ii) materially impair the ability of such Party or the Surviving Corporation to conduct its business as currently conducted or as contemplated to be conducted by the Transaction Agreements.

Section 5.15    Blue Sky Filings.    Airborne shall take or cause to be taken or cause to be taken all such action as may reasonably be required under state securities or “blue sky” laws in connection with the issuance of shares of Airco Common Stock pursuant to the Merger.

Section 5.16    Rule 145 Affiliates.    If Stock Consideration is being issued in connection with the Merger pursuant to Section 2.6, Airborne shall (i) at least thirty (30) days prior to the Effective Time, cause to be delivered to DHL a list, reviewed by its outside counsel, identifying all Persons who are, at the Effective Time, “affiliates” of Airco for purposes of Rule 145 promulgated by the SEC under the Securities Act (each a “Rule 145 Affiliate”), (ii) furnish such information and documents as DHL may reasonably request for the purposes of reviewing such list and (iii) use its commercially reasonable efforts cause each Person who is identified as a Rule 145 Affiliate in the list furnished pursuant to this Section 5.16 to execute a written agreement (each, a “Rule 145 Affiliate Agreement”) at least fifteen (15) days prior to the Effective Time, in a customary form to be mutually agreed by the Parties.

Section 5.17    Public Statement and Press Releases.    Each of the Parties agrees that it shall not, without the prior written consent of the other Parties, make any press release or other public statement concerning this Agreement or the other Transaction Agreements or the transactions contemplated hereby or thereby; provided, however, that (i) the Parties shall mutually agree upon their respective initial press releases regarding the execution of this Agreement and the transactions contemplated hereby, (ii) nothing in this Section 5.17 shall be deemed to prohibit any party hereto from making any disclosure which is consistent in all material respects with (A) the press releases issued by either Party pursuant to clause (i) or (B) the communication guidelines separately agreed between the Parties prior to the date hereof, as the same may be amended by the Parties from time to time (the “Communication Guidelines”), (iii) nothing in this Section 5.17 shall be deemed to prohibit any party hereto from making any disclosure which its counsel deems necessary in order to fulfill such Party’s disclosure obligations imposed by law, legal process or the rules of any national securities exchange or automated quotation system, so long as the disclosing Party consults with the other Parties prior to such disclosure and considers in good faith the other Parties’ considerations with respect to such disclosure and (iv) any Party may issue a press release or make any other public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls as long as any such releases or statements are not inconsistent in any material respect with or additive in any material respect to the Communication Guidelines or any previous press releases, public disclosures or public statements made by DHL or Airborne in compliance with the terms of this Agreement, including this Section 5.17. Each of the Parties aggress that it shall not, without the prior written consent of the other Parties, make any statements to employees; provided, however, that any Party may issue statements or make statements to employees that are not inconsistent in any material respect with or additive in any material respect to the employee communications guidelines separately agreed between the Parties prior to the date hereof, as the same may be amended by the Parties from time to time. The Parties shall set forth procedures for coordinating the making of public releases, communications to employees or other public statements, including designating a contact person at a senior level for each Party who will be responsible for administering the consent process.

Section 5.18    Cooperation of Third Parties.    Where the cooperation of third parties such as insurers or trustees would be necessary in order for a Party hereto to completely fulfill its obligations under this Agreement and the Transaction Agreements, each Party will use its commercially reasonable efforts to seek the cooperation of such third parties.

Section 5.19    WARN.    Neither Airborne nor Airco shall, at any time within the 90-day period prior to the Effective Time, effectuate a “plant closing” or “mass layoff” as those terms are defined in WARN or any state or local law, affecting in whole or in part any site of employment, facility, operating unit or employee of Airborne or Airco or any of their respective Subsidiaries, without notifying the other in advance and without complying with the notice requirements and all other provisions of WARN and any state or local law.

Section 5.20    Assumption of the National Master Freight Agreement.    In addition, the Surviving Corporation shall assume Airborne’s obligations under the National Master Freight Agreement covering over-the-road and local cartage employees of the private, common, contract and local cartage carriers for the period of April 1, 1998, through March 31, 2003, as well as those other collective bargaining agreements set forth in section (i) of Schedule 3.12 (other than the collective bargaining agreements numbered 19, 50 and 51 on such Schedule), in each case for the life of such agreement.

Section 5.21    Resignations.    Airborne shall use its best efforts to obtain the resignation, in form and substance reasonably acceptable to DHL and effective as of the Effective Time, of all of the directors of Airborne.

Section 5.22    Collective Bargaining Agreements.

(a)    Airborne agrees to promptly notify DHL of any material written or oral notice or other communication (excluding, for the avoidance of doubt, any notice or other communication that relates to any routine or immaterial matter) it receives from or has with any Person that relates to the collective bargaining agreements of Airborne or any of its Subsidiaries, including providing DHL with copies of any such written materials and summaries (whether written or oral) of any oral communications. With respect to the negotiation of any modification, renewal, extension or assumption of any collective bargaining agreement or obligation, Airborne agrees to keep DHL fully informed, on a current basis, of the terms and conditions being negotiated and of any material developments or changes in such negotiations, and to regularly discuss with DHL its strategy for any such negotiations and the terms and conditions of any collective bargaining agreement.

(b)    Airborne agrees (i) to promptly notify DHL in the event that any (A) material unfair labor practice charge or complaint is made or, to the Knowledge of Airborne, is threatened against Airborne or its Subsidiaries, (B) labor strike, slowdown, work stoppage or lockout comes into effect or, to the Knowledge of Airborne, is threatened against or Airborne or any of its Subsidiaries, (C) representation campaign or other material representation activity is commenced to solicit cards from employees of Airborne, any of its Subsidiaries or, to the Knowledge of Airborne, any of the independent contractors engaged by Airborne or any of its Subsidiaries to authorize representation by any labor organization, (D) material action, suit, complaint, charge, arbitration, proceeding or investigation by or before any Governmental Authority is brought by or on behalf of any labor organization or other representative of the employees, or purported class action plaintiff on behalf of employees, of Airborne or any of its Subsidiaries or, to the Knowledge of Airborne, is threatened against Airborne or any of its Subsidiaries, or (E) material grievance is commenced or, to the Knowledge of Airborne, is threatened, (ii) to keep DHL fully informed, on a current basis, of any of any material developments with respect to any matter described in clause (i), and (iii) to regularly discuss with DHL its strategy for responding to any matter described in either clause (i) or (ii).

Section 5.23    No Solicitation of Employees.    (a)    DHL agrees that, until the earlier of the Closing or the first (1st) anniversary of the Termination Date, it shall not, and it shall cause its Subsidiaries not to, without the prior written consent of Airborne, directly or indirectly, solicit to hire or hire (or cause or seek to cause to leave the employ of Airborne), or enter into a consulting agreement with, any senior management, regional management or director level personnel of Airborne, unless such Person ceased to be an employee of Airborne or its Subsidiaries prior to such action by DHL or any of its Subsidiaries; provided, however, that in the case of such Person’s voluntary termination of employment with Airborne or any of its Subsidiaries, such Person shall have ceased to be such an employee at least three months prior to such action by DHL or any of its Subsidiaries.

(a)    Airborne agrees that, until the earlier of the Closing or the first (1st) anniversary of the Termination Date, it shall not, and it shall cause its Subsidiaries not to, without the prior written consent of DHL, directly or indirectly, solicit to hire or hire (or cause or seek to cause to leave the employ of DHL), or enter into a consulting agreement with any senior management, regional management or director level personnel of DHL or any of its Subsidiaries unless such Person ceased to be an employee of DHL or its Subsidiaries prior to such action by Airborne or any of its Subsidiaries; provided, however, that in the case of such Person’s voluntary termination of employment with DHL or any of its Subsidiaries, such Person shall have ceased to be such an employee at least three months prior to such action by Airborne or any of its Subsidiaries.

(b)    Notwithstanding the foregoing, the restrictions set forth in Sections 5.23(a) and (b) shall not apply to bona fide public advertisements for employment placed by any Party and not specifically targeted at the employees of any other Party.

Section 5.24    Closing Airco Balance Sheet.

(a)    Commencing with the month prior to the month in which the Parties expect the Airborne Stockholders’ Meeting to occur, and for each month thereafter until the Closing, Airborne shall prepare and present to DHL within forty-five (45) days of such month’s end a pro forma balance sheet for the Airco Business as of such month-end giving effect to the Separation and the other transactions contemplated by this Agreement and the other Transaction Agreements (each such balance sheet, a “Monthly Balance Sheet”). Airborne will prepare each such balance sheet (i) from the books and records in accordance with GAAP of Airborne and Airco and (ii) using the same methodology used to create the pro forma balance sheet for the Airco Business as of December 31, 2002, attached hereto as Schedule 5.24 (the “Pro Forma Balance Sheet”), including (A) applying GAAP on a consistent basis, (B) utilizing the same business plan for Airco (a copy of which was approved by DHL prior to the date hereof), as the same may be amended as agreed between Airborne and DHL to reflect any changes to the Transaction Agreements made after the date hereof, (C) using the same valuation methodology for the aircraft owned by Airco and (D) using the same valuation methodology for the stockholders equity of Airco.

(b)    At least fifteen (15) Business Days prior to the Closing Date, Airborne shall deliver to DHL a statement setting forth Airborne’s good faith estimate, prepared in accordance with Section 5.24(a) and based on the most recent completed Monthly Balance Sheet, of Airco’s balance sheet as of the Closing Date (the “Estimated Closing Balance Sheet”). DHL and its Representatives will have the right to review all work papers and supporting materials and records and calculations of Airborne and its Representatives in preparing the Estimated Closing Balance Sheet. Airborne will, and will cause each of its Subsidiaries to, afford to DHL and its Representatives prompt, reasonable access during normal business hours to all of Airborne’s and its Subsidiaries’ properties, books, contracts, commitments, personnel, accountants and records and will furnish as promptly as practicable to DHL such information concerning Airborne’s and its Subsidiaries’ businesses, properties, financial condition, operations and personnel as DHL may reasonably request. Prior to Closing Date, the Parties shall negotiate in good faith and use their respective best efforts to mutually agree upon the Estimated Closing Balance Sheet. If the Parties are unable to agree, absent manifest error, the Estimated Closing Balance Sheet submitted by Airco shall control.

(c)    The Estimated Closing Balance Sheet shall be used, in accordance with the terms of the Separation Agreement, to establish the initial principal amounts of the First Promissory Note and, if any, the Second Promissory Note. In the event that the principal amounts of the First Promissory Note or the Second Promissory Note need to be adjusted after the Closing in accordance with Section 3.3 of the Separation Agreement, DHL hereby agrees to exchange the First Promissory Note or the Second Promissory Note, as applicable, for a new promissory note with the appropriate adjusted principal amount.

ARTICLE VI

CONDITIONS TO EACH PARTY’S OBLIGATIONS

The respective obligations of each Party to this Agreement to complete the transactions provided for herein are subject to the fulfillment (or waiver by the Parties) at or prior to the Effective Time of the following conditions:

Section 6.1    Airborne Stockholders’ Approval.    The Airborne Stockholders’ Approval shall have been obtained in accordance with applicable Legal Requirements, the certificate of incorporation and bylaws of Airborne and the provisions of this Agreement.

Section 6.2    Antitrust Compliance.    All waiting periods applicable to the Merger under the HSR Act and any Non-U.S. Merger Control Laws shall have expired or otherwise terminated.

Section 6.3    Legal Prohibition.    No Legal Prohibition shall have been enacted and be in effect; provided, however, that each of the Parties shall use their best efforts to prevent any such Legal Prohibition and to cause any such Legal Prohibition to be vacated or otherwise rendered of no effect, including, in the case of a Legal Prohibition issued or obtained by the DOT or otherwise arising under Title 49, by proposing to the DOT or other applicable Governmental Authority to pay the Alternative Consideration in lieu of the Cash Consideration and Stock Consideration and to take such other actions as are consistent therewith to the extent necessary to remove the Legal Prohibition, including taking, or permitting Airborne or Airco to take, any of the Remedial Actions.

Section 6.4    Registration Statement.    The Registration Statement and any required post-effective amendment thereto shall have become effective under the Securities Act and shall not be the subject of any stop order, and no proceedings seeking a stop order shall have been initiated or threatened, and no similar proceeding in respect of the Proxy Statement shall have been initiated or threatened by the SEC and, in each case, not have been concluded or withdrawn, and if any shares of Airco Common Stock are to be issued as part of the Merger Consideration, any “blue sky” and other state securities laws applicable to the registration of Airco Common Stock to be issued to holders of Airborne Common Stock pursuant to this Agreement shall have been complied with.

Section 6.5    Receipt of Governmental Consents.    All consents, approvals, authorizations, qualifications and orders of any Governmental Authority set forth on Schedule 6.5 shall have been obtained and evidence thereof, in form reasonably satisfactory to the Parties and shall be Final and in full force and effect as of the Closing.

Section 6.6    The Separation.    The Separation shall have been consummated in accordance with the Separation Agreement.

ARTICLE VII

CONDITIONS OF DHL’S AND ACQUISITION’S OBLIGATIONS

The obligations of DHL and Acquisition to complete the transactions provided for in this Agreement are subject to the fulfillment (or waiver by DHL or Acquisition) at or prior to the Effective Time of the following conditions:

Section 7.1    Receipt of Third Party Consents.    All consents, approvals and authorizations listed on Schedule 7.1 shall have been obtained and evidence thereof, in form reasonably satisfactory to DHL, shall have been delivered to DHL and shall be in full force and effect as of the Closing.

Section 7.2    Performance by Airborne.    Airborne shall have performed in all material respects all of its agreements and covenants contained in this Agreement required to be performed by it at or prior to the Effective Time.

Section 7.3    Truth of Representations and Warranties.    Each of the representations and warranties of Airborne contained in this Agreement (i) if specifically qualified by materiality, shall be true and complete as so qualified and (ii) if not qualified by materiality, shall be true and complete in all material respects, in each such case on and as of the date hereof and as of the Closing Date, with the same effect as if then made (except where any such representation or warranty is as of a specific earlier date, in which event it shall remain true and complete (as qualified) as of such earlier date and except that the representations and warranties set forth in Sections 3.1 (Organization and Qualification), 3.2 (Authorization), 3.3 (Capitalization and Share Ownership) and 3.23 (Antitakeover Statutes) shall be true and complete in all respects), except with respect to both clauses (i) and (ii) for any failure to be so true (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 7.4    Airborne’s Closing Certificate.

Airborne shall have delivered to DHL at Closing a certificate of the Chief Executive Officer of Airborne, solely in such capacity on the behalf of Airborne, certifying (i) as to the incumbency and signatures of the officers of Airborne who executed this Agreement and Airborne’s Transaction Agreements on behalf of Airborne, (ii) as to the adoption of resolutions of the board of directors of Airborne being correct, complete and in full force and effect on the Closing Date (though not necessarily dated as of the Closing Date), authorizing (A) the execution and delivery of this Agreement and Airborne’s Transaction Agreements, and (B) the performance of the obligations of Airborne hereunder and thereunder, (iii) as to Airborne’s bylaws and all amendments thereto as being correct, complete and in full force and effect on the Closing Date, (iv) that the conditions to DHL’s obligations to consummate the transactions contemplated by this Agreement set forth in Sections 7.2, and 7.3 have been satisfied.

Section 7.5    Other Transaction Agreements.    Each of Airborne, Airco and, if applicable, any of their respective Subsidiaries, will have executed and delivered to DHL the other Transaction Agreements to which each such Person is a party and each such Transaction Agreement shall be in full force and effect.

Section 7.6    Material Adverse Effect.    No Material Adverse Effect or any conditions, events or occurrences which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect shall have occurred after the date hereof.

Section 7.7    Foreign Freight Forwarder License.    The DOT shall not have revoked, or caused DHL to have a reasonable belief that consummation of the transactions contemplated by this Agreement would result in the revocation of either of the two registrations in good standing as a foreign freight forwarder held by DHL and its Affiliates; provided, however, that DHL shall use its best efforts to have the revocation or threat of revocation of such registration in good standing as a foreign freight forwarder lifted, including by proposing to the DOT that it will take, or permit Airborne or Airco to take, any of the Remedial Actions, in each case in accordance with Section 5.12(d).

ARTICLE VIII

CONDITIONS OF AIRBORNE’S OBLIGATIONS

The obligations of Airborne to complete the transactions provided for in this Agreement are subject to the fulfillment (or waiver by Airborne) at or prior to the Effective Time of the following conditions:

Section 8.1    Performance by DHL and Acquisition.    DHL and Acquisition shall have performed in all material respects all of their respective agreements and covenants contained in this Agreement required to be performed by such Party at or prior to the Effective Time.

Section 8.2    Truth of Representations and Warranties.    Each of the representations and warranties of DHL and Acquisition contained in this Agreement (i) if specifically qualified by materiality, shall be true and complete as so qualified and (ii) if not qualified by materiality, shall be true and complete in all material respects, in each such case on and as of the date hereof and as of the Closing Date, with the same effect as if then made (except where any such representation or warranty is as of a specific earlier date, in which event it shall remain true and correct (as qualified) as of such earlier date), except with respect to both clauses (i) and (ii) for any failure to be so true (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) that has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect.

Section 8.3    DHL’s Closing Certificate.

DHL shall deliver to Airborne at Closing a certificate of the Chief Executive Officer of DHL, solely in such capacity on the behalf of DHL, certifying (i) as to the incumbency and signatures of the officers of DHL who execute this Agreement and DHL’s Transaction Agreements on behalf of DHL, (ii) as to the adoption of resolutions of the board of directors of DHL being correct, complete and in full force and effect on the Closing Date (though not necessarily dated as of the Closing Date), authorizing (A) the execution and delivery of this Agreement and DHL’s Transaction Agreements, and (B) the performance of the obligations of DHL hereunder and thereunder, (iii) as to DHL’s bylaws and all amendments thereto being correct, complete and in full force and effect on the Closing Date and (iv) that the conditions to Airborne’s obligations to consummate the transactions contemplated by this Agreement set forth in Sections 8.1 and 8.2 with respect to DHL have been satisfied.

Section 8.4    Other Transaction Agreements.    Each of DHL and Acquisition and, if applicable, their respective Affiliates, will have executed and delivered to Airborne and Airco the other Transaction Agreements to which each such Person is a party and each such Transaction Agreement shall be in full force and effect.

ARTICLE IX

TERMINATION

Section 9.1    Termination.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (any such date, the “Termination Date”):

(a)    by the mutual written agreement of Airborne and DHL;

(b)    by either Airborne or DHL upon written notice to the other Party:

(i)    if the Merger has not been consummated on or before November 25, 2003 (such date, as it may be extended as set forth below, the “End Date”); provided that the Parties may mutually agree to extend the End Date for a period of up to 60 days from November 25, 2003, in order that the Parties may seek to have any Legal Prohibition that is in effect on such date removed; provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to a Party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by the End Date;

(ii)    after the date of this Agreement, if any Governmental Authority (including any federal or state court of competent jurisdiction) shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case that is in effect and that prevents or prohibits consummation of the Merger or any of the other material transactions contemplated in this Agreement or the other Transaction Agreements (a “Legal Prohibition”); provided that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall have used its best efforts to prevent such Legal Prohibition and to cause any such Legal Prohibition to be vacated or otherwise rendered of no effect; or

(iii)    if the Airborne Stockholders’ Approval shall not have been obtained following a vote at the Airborne Stockholders’ Meeting (or any adjournment or postponement thereof);

(c)    by DHL upon written notice to Airborne:

(i)    if the board of directors of Airborne or any committee thereof shall take any Prohibited Action or shall have failed to call the Airborne Stockholders’ Meeting in accordance with Section 5.4(a);

(ii)    if Airborne shall have breached in any material respect any of its obligations under Section 5.4 or Section 5.5; or

(iii)    if a breach of any representation, warranty, covenant or agreement on the part of Airborne set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 7.2 or Section 7.3 not to be satisfied; provided that such breach cannot be or is not cured within sixty (60) days of notice of such breach from DHL (or, if sooner, the day prior to the End Date); or

(d)    by Airborne upon written notice to DHL:

(i)    in accordance with the terms and subject to the conditions of Section 5.5(c); provided that such termination under this clause (d)(i) shall not be effective until Airborne has made payment of the fee required simultaneously with such termination pursuant to Section 9.3(d); or

(ii)    if a breach of any representation, warranty, covenant or agreement on the part of DHL or Acquisition set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 8.1 or Section 8.2 not to be satisfied; provided that such breach cannot be or is not cured within sixty (60) days of notice of such breach from Airborne (or, if sooner, the day prior to the End Date).

Section 9.2    Effect of Termination.    If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect without liability of any Party (or any stockholder, director, officer, employee, agent, consultant or representative of such Party) to the other Parties hereto, except that (i) the agreements contained in this Sections 9.2 and 9.3 of this Agreement and in the Confidentiality Agreement shall survive the termination hereof, and (ii) no such termination shall relieve any Party of any liability or damages resulting from any willful breach by such Party of this Agreement.

Section 9.3    Fees and Expenses.

(a)    Except as otherwise provided in this Section 9.3, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense whether or not the Merger is consummated.

(b)    If this Agreement is terminated pursuant to Section 9.1(c)(i), then Airborne shall pay to DHL a termination fee of $28,000,000 in cash (the “Termination Fee”) at the times provided therefore in Section 9.3(e).

(c)    If (A) this Agreement is terminated pursuant to Section 9.1(b)(iii), (B) prior to the Airborne Stockholders’ Meeting, an Acquisition Proposal is made by any Third Party and (C) within twelve (12) months of the Airborne Stockholders’ Meeting, either (1) Airborne or any of its Subsidiaries enters into an agreement with any Person (other than DHL or an Affiliate of DHL) with respect to, or consummates, an Acquisition Proposal or (2) if neither Airborne nor any of its Subsidiaries has entered into an agreement contemplated in clause (C)(1), any Third Party commences a tender offer that, if consummated, would result in the acquisition by the Third Party making the tender offer of fifty percent (50%) or more of the Airborne Common Stock, then Airborne shall pay to DHL the Termination Fee at the times provided therefor in Section 9.3(e).

(d)    If this Agreement is terminated by Airborne pursuant to Section 9.1(d)(i), then Airborne shall pay to DHL the Termination Fee at the times provided therefor in Section 9.3(e).

(e)    If the Termination Fee becomes payable pursuant to Section 9.3(b), then Airborne shall pay the Termination Fee within one (1) Business Day after the termination of this Agreement. If the Termination Fee becomes payable pursuant to Section 9.3(d), then Airborne shall pay the Termination Fee concurrent with the termination of this Agreement. If the Termination Fee becomes payable pursuant to Section 9.3(c), then Airborne shall pay the Termination Fee (i) within one (1) Business Day after Airborne or any of its subsidiaries entering into an agreement contemplated by Section 9.3(c)(C)(1) if such agreement is entered into within three (3) months of the Airborne Stockholders Meeting, (ii) within one (1) Business Day after the consummation of the transaction contemplated by any other agreement contemplated by Section 9.3(c)(C)(1), or (iii) within one (1) Business Day after the consummation of the tender offer contemplated by Section 9.3(c)(C)(2). Any payment of the Termination Fee shall be made by wire transfer of immediately available funds. If Airborne fails to pay to the Termination Fee at the time provided above, it shall pay the costs and expenses of DHL (including legal fees and expenses) in connection with any action, including the prosecution of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. in New York City from the date such fee was required to be paid to the date it is paid; provided, however, that Airborne shall not pay such costs and expenses of DHL and DHL shall instead pay to Airborne the costs and expenses of Airborne (including legal fees and expenses) incurred in connection with such action if DHL’s claim against Airborne in such legal action does not prevail.

ARTICLE X

MISCELLANEOUS

Section 10.1    Amendments; Waivers.    Subject to applicable law, this Agreement may only be amended pursuant to a written agreement executed by all the Parties, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by each Party against whom such waiver or consent is to be effective; provided, however, that after adoption of this Agreement by the stockholders of Airborne, no amendment or waiver of this Agreement shall be effective that by law requires further approval of the stockholders of Airborne unless the required approval is obtained. No waiver of any term or provision of this Agreement shall be construed as a further or continuing waiver of such term or provision or any other term or provision.

Section 10.2    Entire Agreement.    This Agreement, the other Transaction Agreements, the Confidentiality Agreement and the Exhibits, Schedules and supplements to this Agreement and the other Transaction Agreements constitute the entire agreement of all the Parties and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the Parties, or either of them, with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any Party which is not contained in this Agreement, the other Transaction Agreements or Schedules or Exhibits to this Agreement and no Party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein or therein. All Exhibits and Schedules to this Agreement are expressly made a part of, and incorporated by reference into, this Agreement.

Section 10.3    Binding Effect; Assignment.    This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. No Party to this Agreement may assign its rights or delegate its obligations under this Agreement to any other Person without the express prior written consent of the other Parties hereto; provided that Acquisition may assign this Agreement and its respective rights and obligations hereunder to any Affiliate of DHL that is capable of performing its obligations under this Agreement. Any such assignment or transfer made without the prior written consent of the other Parties hereto shall be null and void.

Section 10.4    Headings; Certain Construction Rules     The Article, Section and paragraph headings and the table of contents contained in this Agreement are for reference purposes only and do not form a part of this Agreement and do not in any way modify, interpret or construe the intentions of the Parties. As used in this Agreement, unless otherwise provided to the contrary, (a) all references to days or months shall be deemed references to calendar days or months and (b) any reference to a “Section,” “Article,” or “Exhibit” shall be deemed to refer to a section or article of this Agreement or an exhibit or schedule to this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

Section 10.5    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given to a Party if delivered in person or sent by overnight delivery (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice) on the date of delivery, or if by facsimile, upon confirmation of receipt:

If to DHL or Acquisition	c/o DHL International Global Coordination Centre De Kleetlaan 1 1831 Diegem, Belgium
Attention: Geoffrey Cruikshanks, Esq.
Telephone: 011-32-2-713-48-05
Telecopier: 011-32-2-713-58-08

With a copy (which shall not
constitute notice) to:	Simpson Thacher & Bartlett
425 Lexington Avenue
New York, NY 10017
Attention: D. Rhett Brandon, Esq.
Telephone: (212) 455-2000
Telecopier: (212) 455-2502

If to Airborne:	Airborne, Inc.
3101 Western Avenue PO Box 662 Seattle, WA 98111-0662
Attention: David C. Anderson, Esq.
Telephone: (206) 281-1005
Telecopier: (206) 281-1444
With a copy (which shall not
constitute notice) to:	O’Melveny & Myers LLP
400 South Hope Street
Los Angeles, CA 90071
Attention: C. James Levin, Esq.
Telephone: 213-430-6578
Telecopier: 213-430-6407

Section 10.6    Governing Law and Venue.    This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York. Each of the Parties hereto irrevocably and unconditionally (i) agrees to be subject to, and hereby consents and submits to, the exclusive jurisdiction of the United States District Court for the Southern District Court of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York,

New York County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any of the transactions contemplated hereby, (ii) agrees not to commence any legal proceedings related hereto except in such courts, (iii) to the extent such Party is not otherwise subject to service of process in the State of New York, appoints The Corporation Trust Company, as such Party’s agent in the State of New York for acceptance of legal process, (iv) agrees that service made on any such agent set forth in (iii) above shall have the same legal force and effect as if served upon such Party personally within such state and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner specified by law.

Section 10.7    Further Actions.    At any time and from time to time after the Closing, each Party hereto shall, at its own expense (except as otherwise provided herein), take such actions and execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

Section 10.8    Gender, Tense, Etc.    Where the context or construction requires, all words applied in the plural shall be deemed to have been used in the singular, and vice versa; the masculine shall include the feminine and neuter, and vice versa; and the present tense shall include the past and future tense, and vice versa.

Section 10.9    Severability.    If any provision or any part of any provision of this Agreement shall be void or unenforceable for any reason whatsoever, then such provision shall be stricken and of no force and effect. However, unless such stricken provision goes to the essence of the consideration bargained for by a Party, the remaining provisions of this Agreement shall continue in full force and effect and, to the extent required, shall be modified to preserve their validity. Upon such determination that any term or other provision or any part of any provision is void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 10.10    No Third-Party Rights.    Other than Sections 5.10 and 5.11(h), which is intended to benefit the Indemnified Parties and Airco, respectively, nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any Persons other than the Parties and their respective successors and permitted assigns, except to the extent necessary to enforce the provisions of Sections 5.10 and 5.11(h), nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any Party, nor shall any provisions give any third Persons any right or subrogation over or action against any Party.

Section 10.11    Survival of Representations and Warranties and Agreements.    None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, or any claim with respect thereto, shall survive the Effective Time, except for those covenants, agreements and other provisions contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 10.12    Counterparts.    To facilitate execution, this Agreement may be executed in any number of counterparts (including by facsimile transmission), each of which shall be deemed to be an original, but all of which together shall constitute one binding agreement on the Parties, notwithstanding that not all Parties are signatories to the same counterpart.

Section 10.13    Specific Performance.    The Parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the Parties are entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

[Signatures on following page.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

DHL WORLDWIDE EXPRESS B.V.

By:	/s/ Uwe Doerken
Name: Uwe Doerken
Title: Chairman and Chief Executive Officer

ATLANTIS ACQUISITION CORPORATION

By:	/s/ Frank Appel
Name: Frank Appel
Title: President and Chief Executive Officer

AIRBORNE, INC.

By:	/s/ Carl D. Donaway
Name: Carl D. Donaway
Title: Chairman and Chief Executive Officer